UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

Mattel, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING

and

PROXY STATEMENT

Annual Meeting of Stockholders

The Westin Los Angeles Airport Hotel

5400 West Century Boulevard

Los Angeles, California 90045

May 11, 2006

MATTEL, INC.

333 Continental Boulevard

El Segundo, California 90245-5012

NOTICE OF THE 2006 ANNUAL MEETING OF STOCKHOLDERS

The 2006 Annual Meeting of Stockholders of Mattel, Inc., will be held on Thursday, May 11, 2006, at 10:00 a.m. (Los Angeles time), at The Westin Los Angeles Airport Hotel, 5400 West Century Boulevard, Los Angeles, CA 90045. The following items of business are to be considered and acted on at the Annual Meeting:

1.	Election of eleven directors.

2.	Ratification of the selection of PricewaterhouseCoopers LLP as Mattel’s independent registered public accounting firm for the year ending December 31, 2006.

3.	A stockholder proposal regarding separating the roles of CEO and Board Chair.

4.	A stockholder proposal regarding certain reports by the Board of Directors.

5.	A stockholder proposal regarding pay-for-superior-performance.

6.	Such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Each of the above items of business is described in more detail in the Proxy Statement accompanying this Notice. The Board of Directors recommends a vote FOR each of the eleven nominees for director named in the accompanying Proxy Statement, a vote FOR the proposal described above in item 2 and a vote AGAINST the proposals described above in items 3 through 5.

If you were a holder of record of Mattel common stock at the close of business on March 16, 2006, you are entitled to notice of and to vote at the Annual Meeting. A list of record holders of Mattel common stock entitled to vote at the Annual Meeting will be available for examination at Mattel’s offices at 333 Continental Boulevard, El Segundo, CA 90245-5012, for any purpose germane to the Annual Meeting, by any stockholder during normal business hours for ten days prior to the Annual Meeting.

The Westin Los Angeles Airport Hotel is accessible to those who require special assistance. If you require special assistance, please call the hotel at 310-216-5858.

By Order of the Board of Directors

Robert Normile Secretary

El Segundo, California

April 13, 2006

All stockholders are cordially invited to attend the Annual Meeting in person. If you plan to attend the Annual Meeting in person, please check the appropriate box on the proxy card and bring with you the items that are required pursuant to Mattel’s Admission Policy for the 2006 Annual Meeting. A description of the Admission Policy can be found in the Proxy Statement under the heading “General Information—Admission Policy for Annual Meeting.” The Admission Policy is also printed on the Admission Policy card, which is enclosed with the Proxy Statement.

Whether or not you expect to attend the Annual Meeting, please vote as soon as possible in order that your stock will be represented at the Annual Meeting. You may vote in person or by proxy at the Annual Meeting or you may submit a proxy by mail, by telephone or via the Internet. If you wish to submit a proxy by mail, please complete, date, sign and return the enclosed proxy card in the enclosed postage-prepaid envelope as soon as possible. If you wish to submit a proxy by telephone or via the Internet, please follow the instructions on the proxy card or voting information form with regard to telephone or Internet voting.

2

MATTEL, INC.

333 Continental Boulevard

El Segundo, California 90245-5012

PROXY STATEMENT

2006 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 11, 2006

TABLE OF CONT ENTS

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Mattel, Inc., a Delaware corporation (“Mattel”), for use at its 2006 Annual Meeting of Stockholders, to be held on May 11, 2006, at 10:00 a.m. (Los Angeles time), at The Westin Los Angeles Airport Hotel, 5400 West Century Boulevard, Los Angeles, CA 90045, and at any adjournment or postponement of such meeting. This Proxy Statement and the form of proxy to be utilized at the Annual Meeting were first mailed or delivered to the stockholders of Mattel on or about April 13, 2006.

Record Date, Shares Outstanding and Voting

The Board of Directors of Mattel has fixed March 16, 2006 as the record date to determine stockholders entitled to notice of and to vote at the Annual Meeting. Only holders of record of shares of Mattel common stock at the close of business on the record date are entitled to notice of and to vote at the Annual Meeting.

As of the close of business on the record date, there were 388,917,323 outstanding shares of common stock held by approximately 40,866 holders of record. At the Annual Meeting, each share of common stock will be entitled to one vote.

Quorum, Broker Voting, Cumulative Voting for Directors and Effect of Abstentions

Mattel’s common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “MAT.”

With respect to all matters submitted to a vote at the Annual Meeting, the presence of holders of a majority of the voting power of the shares of the stock entitled to vote at the Annual Meeting, in person or by properly executed proxy, is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Shares represented in person or by proxy will be counted for the purposes of determining whether a quorum is present at the Annual Meeting. Shares that abstain from voting on any proposal will be treated as shares that are present and entitled to vote at the Annual Meeting for purposes of determining whether a quorum exists. Although abstentions will be counted for purposes of determining whether a quorum is present, they will not be counted in determining the number of votes cast as to any proposal and thus will not have any effect as to whether any proposal is approved.

The NYSE has rules that govern brokers who have record ownership of listed company stock held in brokerage accounts for their clients who beneficially own the shares. Under these rules, brokers who do not receive voting instructions from their clients have the discretion to vote uninstructed shares on certain matters (“discretionary matters”) but do not have discretion to vote uninstructed shares as to certain other matters (“non-discretionary matters”). Mattel expects that the NYSE will evaluate the proposals to be voted on at the Annual Meeting to determine whether each proposal is a discretionary or non-discretionary matter. Mattel believes that the election of directors and the ratification of the selection of the independent registered public accounting firm will be deemed to be discretionary matters, and brokers will be permitted to vote uninstructed shares as to such matters. However, Mattel anticipates that the other proposals contained in this Proxy Statement will be deemed to be non-discretionary matters, and brokers will not be permitted to vote uninstructed shares as to such matters. A broker may return a proxy card on behalf of a beneficial owner from whom the broker has not received instructions that casts a vote with regard to discretionary matters but expressly states that the broker is not voting as to non-discretionary matters. The broker’s inability to vote with respect to the non-discretionary matters is referred to as a “broker non-vote.” Broker non-votes will be counted for the purpose of determining the presence of a quorum, but will not be counted in determining the number of votes cast as to non-discretionary matters. Thus, broker non-votes will not have any effect as to whether a proposal regarding a non-discretionary matter is approved.

In the election of directors, holders of common stock are entitled to elect eleven directors, with the eleven candidates who receive the highest number of affirmative votes being elected. In electing directors, stockholders have the right to cumulate their votes and give one candidate the number of votes equal to the number of directors to be elected (eleven) multiplied by the number of votes entitled to be cast by such stockholder at the Annual Meeting or to distribute such votes among as many candidates as they see fit. Stockholders may cumulate their votes by giving instructions on the enclosed form of proxy as to how the votes are to be cumulated or by voting in person at the Annual Meeting. Executed proxies (including but not limited to executed proxies that indicate no voting instructions) will grant the persons named in the enclosed proxy card discretionary authority to cumulate votes in connection with the election of directors, except that votes may not be cast for the election of any individual to the extent that authority to vote has been withheld as to such individual and except to the extent that specific instructions have been given as to cumulative voting. If and to the extent that voting authority is withheld with regard to a particular nominee or nominees, the proxy holders may, in their discretion, cumulate the withheld votes in favor of other nominees, and if different specific instructions are given, the specific instructions will be followed.

Voting of Proxies

All shares of common stock that are entitled to vote and are represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting, and not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated on such proxies. If the enclosed proxy card is executed and returned without instructions as to how it is to be voted, the proxy card will be deemed an instruction to vote:

•	in favor of the election as directors of the nominees named in this Proxy Statement, and such votes may be cumulated in the discretion of the proxy holder;

•	for proposal 2; and

•	against proposals 3 through 5.

The Board of Directors does not know of any matters other than those described in the notice of the Annual Meeting that are to come before the Annual Meeting. If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn or postpone the Annual Meeting to another time and/or place for the purposes of soliciting additional proxies for or against a given proposal, the persons named in the enclosed proxy card and acting thereunder generally will have discretion to vote on such matters as they see fit.

Revocation of Proxies

Any proxy regarding shares of common stock given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by:

•	delivering to the Secretary of Mattel, at or before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy;

•	duly executing a later-dated proxy relating to the same shares and delivering it to the Secretary of Mattel at or before the taking of the vote at the Annual Meeting;

•	timely submitting a new proxy relating to the same shares by telephone or over the Internet; or

•	attending the Annual Meeting and voting in person, although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy.

Any written notice of revocation or subsequent proxy should be sent to Secretary, Mail Stop M1-1516, Mattel, Inc., 333 Continental Boulevard, El Segundo, CA 90245-5012, or hand delivered to the Secretary of Mattel at or before the taking of the vote at the Annual Meeting. Stockholders that have instructed a broker to vote their shares must follow directions received from the broker in order to change their vote or to vote at the Annual Meeting.

Admission Policy for Annual Meeting

Admission to the Annual Meeting is limited to stockholders of Mattel, family members accompanying stockholders of Mattel, persons holding executed proxies from stockholders who held Mattel stock as of the close of business on March 16, 2006, and invited guests of Mattel.

If you are a stockholder of Mattel, you must bring certain documents with you in order to be admitted to the Annual Meeting and in order to bring family members with you. The purpose of this requirement is to help us verify that you are actually a stockholder of Mattel. Please read the following rules carefully, because they specify the documents that you must bring with you to the Annual Meeting in order to be admitted. The items that you must bring with you differ depending upon whether or not you were a record holder of Mattel stock as of the close of business on March 16, 2006. A “record holder” of stock is someone whose shares of stock are registered in his or her name in the records of Mattel’s transfer agent. Many stockholders are not record holders because their shares of stock are registered in the name of their broker, bank or other nominee, and the broker, bank or other nominee is the record holder instead; this is sometimes referred to as holding shares in “street name.” If you are unsure as to whether you were a record holder of Mattel common stock as of the close of business on March 16, 2006, please call Mattel’s transfer agent, Computershare Trust Company, N.A., at 1-888-909-9922.

If you were a record holder of Mattel common stock as of the close of business on March 16, 2006, then you must bring:

•	valid personal photo identification (such as a driver’s license or passport).

At the Annual Meeting, we will check your name for verification purposes against our list of record holders as of the close of business on March 16, 2006.

If a broker, bank or other nominee was the record holder of your shares of Mattel common stock as of the close of business on March 16, 2006, then you must bring:

•	valid personal photo identification (such as a driver’s license or passport), and

•	proof that you owned shares of Mattel common stock as of the close of business on March 16, 2006.

Examples of proof of ownership include the following: (1) an original or a copy of the voting information form from your bank or broker with your name on it, (2) a letter from your bank or broker stating that you owned Mattel common stock as of the close of business on March 16, 2006, or (3) a brokerage account statement indicating that you owned Mattel common stock as of the close of business on March 16, 2006.

If you acquired your shares of Mattel common stock at any time after the close of the business on March 16, 2006, you do not have the right to vote at the Annual Meeting, but you may attend it if you bring:

•	valid personal photo identification (such as a driver’s license or passport), and

•	proof that you own shares of Mattel common stock.

Examples of proof of ownership include the following:

•	If a broker, bank or other nominee is the record holder of your shares of Mattel common stock: (1) a letter from your bank or broker stating that you acquired Mattel common stock after March 16, 2006, or (2) a brokerage account statement as of a date after March 16, 2006 indicating that you own Mattel common stock; or

•	If you are the record holder of your shares of Mattel common stock, a copy of your stock certificate or a confirmation acceptable to Mattel that you bought the stock after March 16, 2006.

If you are a proxy holder for a stockholder of Mattel who owned shares of Mattel common stock as of the close of business on March 16, 2006, then you must bring:

•	The executed proxy naming you as the proxy holder, signed by a stockholder of Mattel who owned shares of Mattel common stock as of the close of business on March 16, 2006, and

•	Valid personal photo identification (such as a driver’s license or passport), and

•	If the stockholder whose proxy you hold was not a record holder of Mattel common stock as of the close of business on March 16, 2006, proof of the stockholder’s ownership of shares of Mattel common stock as of the close of business on March 16, 2006, in the form of (1) an original or a copy of the voting information form from the stockholder’s bank or broker with the stockholder’s name on it, or (2) a letter or statement from a bank, broker or other nominee indicating that the stockholder owned Mattel common stock as of the close of business on March 16, 2006.

You may not use cameras, recording equipment or other electronic devices during the Annual Meeting. Shares may be voted at the Annual Meeting only by (a) the record holder as of the close of business on March 16, 2006 or (b) a person holding a valid proxy executed by such record holder.

Internet and Telephone Voting

As an alternative to using the paper proxy card to vote, Mattel’s stockholders may vote by submitting a proxy electronically via the Internet or by telephone.

If you were a record holder of Mattel common stock as of the close of business on March 16, 2006, you may submit a proxy with respect to your shares by calling the toll-free number on the proxy card or by voting on the Internet at the Web address stated on the proxy card.

If a bank, broker or other nominee was the record holder of your shares of Mattel common stock as of the close of business on March 16, 2006, you will be able to vote by submitting a proxy over the telephone or on the Internet, by following the instructions on the voting information form that you receive from your bank, broker or other nominee.

Voting by Mail

If you choose to vote by submitting a proxy through the mail, simply mark your proxy card, date and sign it, and return it in the enclosed postage-prepaid envelope. If the envelope is missing, please mail your completed proxy card to the following address: Proxy Services, c/o Computershare Trust Company, N.A., P.O. Box 43102, Providence, RI 02940.

Single Set of Disclosure Materials; “Householding”

To reduce the expense of delivering duplicate disclosure materials to our stockholders, we are taking advantage of new “householding” rules that permit us to deliver a single copy of our annual report, proxy statement and any information statement to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. Each record stockholder will continue to receive a separate notice of meeting and proxy card or voting instruction card. Also, householding will not in any way affect dividend check mailings.

How to Obtain a Separate Set of Materials

If you share an address with another Mattel stockholder and your household received only one set of Mattel’s annual report and proxy statement, you may call Mattel’s transfer agent, Computershare Trust Company, N.A. at 1-888-909-9922, to request a separate copy of these materials at no cost to you. You may also write to Computershare Trust Company, N.A. at P.O. Box 43010, Providence, RI 02940.

How to Change Your “Householding” Status for the Future

If you would like to receive your own additional set of Mattel’s disclosure documents in the future, please follow the instructions given below. Similarly, if you share an address with another Mattel stockholder and together both of you would like to receive only a single set of Mattel’s disclosure documents, please follow these instructions:

•	If you are the record holder of your shares of Mattel stock, please contact Mattel’s transfer agent, Computershare Trust Company, N.A., and inform them of your request. You may either call Computershare at 1-888-909-9922 or write to Computershare at P.O. Box 43010, Providence, RI 02940.

•	If a broker, bank or other nominee is the record holder of your shares of Mattel stock, please call the toll free telephone number that appears on your voting instruction form, or contact your broker, bank or other nominee.

PRINCIPAL STOCKHOLDERS

As of March 31, 2006, the only persons known by Mattel to own beneficially, or to be deemed to own beneficially, more than 5% of Mattel’s common stock were:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent Owned
Barrow, Hanley, Mewhinney & Strauss, Inc. 2200 Ross Avenue, 31st Floor Dallas, Texas 75201-2761	39,650,730	(1)	9.82	%(1)

T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, Maryland 21202	21,651,257	(2)	5.3	%(2)

(1)	As reported in a Schedule 13G dated February 7, 2006 and filed with the Securities and Exchange Commission (the “SEC”) on February 7, 2006 by Barrow, Hanley, Mewhinney & Strauss, Inc. The Schedule 13G states that Barrow, Hanley, Mewhinney & Strauss, Inc. beneficially owns an aggregate of 39,650,730 shares of Mattel common stock, and that they have sole power to vote or direct the voting of 11,259,359 of such shares, shared power to vote or direct the voting of 28,391,371 of such shares and the sole power to dispose or direct the disposition of all of such shares.

(2)	As reported in a Schedule 13G dated February 14, 2006 and filed with the SEC on February 14, 2006 by T. Rowe Price Associates, Inc. (“Price Associates”). The Schedule 13G states that Price Associates beneficially owns an aggregate of 21,651,257 shares of Mattel common stock, and that they have sole power to vote or direct the voting of 4,175,148 of such shares and the sole power to dispose or direct the disposition of all of such shares. These securities are owned by various individual and institutional investors which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth information regarding the beneficial ownership of Mattel common stock as of March 31, 2006, by (1) each director and nominee for director, (2) the Chief Executive Officer and each of the four other most highly compensated executive officers of Mattel as of December 31, 2005, (3) Matthew C. Bousquette, former President of the former Mattel Brands division, and (4) all current directors and executive officers of Mattel as a group.

Name of Beneficial Owner	Position with Mattel	Amount and Nature of Beneficial Ownership(1)
Eugene P. Beard	Director	117,250	(2)
Matthew C. Bousquette	Former President, Former Mattel Brands Division	1,063,033	(2)(3)(4)
Thomas A. Debrowski	Executive Vice President, Worldwide Operations	710,000	(2)
Michael J. Dolan	Director	27,000	(2)
Robert A. Eckert	Chairman of the Board and Chief Executive Officer	3,942,500	(2)(5)

Name of Beneficial Owner	Position with Mattel	Amount and Nature of Beneficial Ownership(1)
Kevin M. Farr	Chief Financial Officer	1,015,404	(2)(4)
Neil B. Friedman	President, Mattel Brands	1,917,110	(2)(4)
Tully M. Friedman	Director	183,500	(2)(6)
Dominic Ng	Director	8,500	(2)(7)
Dr. Andrea L. Rich	Director	52,250	(2)
Ronald L. Sargent	Director	29,658	(2)
Christopher A. Sinclair	Director	73,300	(2)
Bryan G. Stockton	Executive Vice President, International	603,212	(2)
G. Craig Sullivan	Director	61,850	(2)(8)
John L. Vogelstein	Director	1,333,500	(2)
Kathy Brittain White	Director	43,250	(2)
All current Directors and Executive Officers, as a group (20 persons)		11,974,300	(9)

(1)	No director or executive officer named above owns or controls or may be deemed to beneficially own or control 1.0% or more of any class of capital stock of Mattel. Except as otherwise noted, the directors and officers named above have sole voting power and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable.

(2)	Includes shares of common stock that the following directors and executive officers have the right to acquire by exercise of options within 60 days following March 31, 2006: Mr. Beard, 52,250; Mr. Bousquette, 1,055,000; Mr. Debrowski, 710,000; Mr. Dolan, 23,000; Mr. Eckert, 3,937,500; Mr. Farr, 1,000,000; Mr. Neil Friedman, 1,900,000; Mr. Tully Friedman, 83,500; Mr. Ng, 7,500; Dr. Rich, 42,250; Mr. Sargent, 23,000; Mr. Sinclair, 68,500; Mr. Stockton, 600,000; Mr. Sullivan, 47,250; Mr. Vogelstein, 83,500; and Ms. White, 42,250.

(3)	As of December 15, 2005, Mr. Bousquette’s employment with Mattel terminated.

(4)	Includes shares of common stock that the following executive officers hold through the Mattel stock fund of the Mattel, Inc. Personal Investment Plan (the “PIP”), a 401(k) plan: Mr. Bousquette, 8,033; Mr. Farr, 10,404; and Mr. Neil Friedman, 3,110. Data concerning share ownership in the Mattel stock fund of the PIP was furnished by Mattel’s third party 401(k) plan administrator as of March 16, 2006.

(5)	5,000 of these shares are held in the Eckert Family Trust dated January 31, 2002, Robert A. Eckert and Kathleen M. Eckert, trustees. In addition to the amount shown above in the table, Mr. Eckert holds 514,101 vested deferrable restricted stock units.

(6)	100,000 of these shares are held in the Tully M. Friedman Revocable Trust UAD 1/3/80.

(7)	1,000 of these shares are held jointly by Mr. Ng and his spouse.

(8)	10,000 of these shares are held by Mr. Sullivan as trustee or successor trustee of the G. Craig Sullivan Living Trust dated September 3, 1991. 4,600 of these shares are held by Mr. Sullivan’s spouse as trustee of the Maureen O’Brien Sullivan Living Trust dated May 14, 1993.

(9)	The amount stated represents approximately 3.1% of the outstanding shares of common stock. The amount stated also includes an aggregate of 10,466,500 shares of common stock that may be acquired upon the exercise of options within 60 days following March 31, 2006, which represents approximately 2.7% of the outstanding shares of common stock.

PROPOSALS

A total of five proposals are set forth in this Proxy Statement. The Board of Directors considered these proposals on January 27, 2006 and March 16, 2006, and the recommendation of the Board of Directors on each proposal is set forth herein.

PROPOSAL 1

ELECTION OF DIRECTORS

Eleven directors are to be elected at the Annual Meeting to serve until the next annual meeting of stockholders and until their respective successors have been duly elected and qualified. In the absence of instructions to the contrary, executed proxies will be voted in favor of the election of the persons listed below. In the event that any nominee for election as director should become unavailable to serve, votes will be cast, pursuant to the enclosed proxy card, for such substitute nominee or nominees as may be nominated by the Board of Directors or an authorized committee thereof. Management presently believes that each of the persons named will be available to serve. As discussed in “General Information—Quorum, Broker Voting, Cumulative Voting for Directors and Effect of Abstentions,” the election of directors shall be determined by a plurality of the votes cast at the Annual Meeting, with the eleven candidates who receive the highest number of affirmative votes being elected.

No arrangement or understanding exists between any nominee and Mattel or, to Mattel’s knowledge, any other person or persons pursuant to which any nominee was or is to be selected as a director or nominee, except that Mr. Eckert’s employment agreement with Mattel provides that Mr. Eckert shall have the position and title of Chairman of the Board and Mattel’s Bylaws provide that the Chairman of the Board shall be a director of Mattel. None of the nominees has any family relationship to any other nominee or to any executive officer of Mattel.

The Board of Directors currently consists of eleven members.

Information Concerning Nominees to the Board of Directors

Information is set forth below concerning the nominees for election as directors. All of the nominees are currently directors. Each nominee has furnished the information as to his or her beneficial ownership of common stock as of March 16, 2006, and the nominee’s principal occupation. Each nominee has consented to being named in this Proxy Statement as a nominee for election as director and has agreed to serve as a director if elected.

Name	Principal Occupation or Position	Age	Director Since
Eugene P. Beard	Chairman and Chief Executive Officer, Westport Asset Fund, Inc. (also a director of Catalina Marketing Corporation, 59 Wall Street Funds and Old Westbury Funds)	71	2000
Michael J. Dolan	Executive Vice President and Chief Financial Officer, Viacom Inc., and Chairman, America’s Choice, Inc.	59	2004
Robert A. Eckert	Chairman of the Board and Chief Executive Officer of Mattel (also a director of McDonald’s Corporation)	51	2000

Name	Principal Occupation or Position	Age	Director Since
Tully M. Friedman	Chairman and Chief Executive Officer, Friedman Fleischer & Lowe, LLC, a private investment firm (also a director of The Clorox Company, Capital Source Holdings LLC, GeoVera Holdings Inc., Kool Smiles Holding Corp. and TempurPedic, Inc.)	64	1984
Dominic Ng	Chairman, Chief Executive Officer and President, East West Bancorp, Inc. and East West Bank (also a director of the Federal Reserve Bank of San Francisco, Los Angeles Branch)	47	2006
Dr. Andrea L. Rich	Former President, Chief Executive Officer and Director, Los Angeles County Museum of Art (also a founding director of the Private Bank of California)	62	1998
Ronald L. Sargent	Chairman and Chief Executive Officer, Staples, Inc. (also a director of Staples, Inc., ARAMARK Corporation and Yankee Candle Company, Inc.)	50	2004
Christopher A. Sinclair	Chairman, Scandent Group Holdings, Mauritius (also a director of Footlocker Inc., Scandent Solutions Corporation Ltd. and eMerge Interactive, Inc.)	55	1996
G. Craig Sullivan	Former Chairman and Chief Executive Officer, The Clorox Company (also a director of Kimberly-Clark Corporation)	66	2001
John L. Vogelstein	Vice Chairman and Member, Warburg Pincus LLC (also a director of Journal Register Company and Flamel Technologies, Inc.)	71	1983
Kathy Brittain White	Founder, Horizon Institute of Technology; President and Founder, Rural Sourcing, Inc. (also a director of Novell, Inc.)	56	2001

Except as described below, each of the directors has served in the principal occupation or position indicated in the above table for at least the past five years.

Mr. Beard has served as Chairman and Chief Executive Officer of Westport Asset Fund, Inc. since January 2004, and has served as President of Westport Asset Fund, Inc. for more than five years. He served as a Special Advisor to The Interpublic Group of Companies from 2000 to 2003. Prior to that, he served as Vice Chairman, Finance and Operations of The Interpublic Group of Companies from 1995 to 1999.

Mr. Dolan has served as Executive Vice President and Chief Financial Officer of Viacom Inc. since May 2005 and has served as Chairman of America’s Choice, Inc. since October 2004. He also served as Senior Advisor to Kohlberg Kravis Roberts & Co. from October 2004 to May 2005. Prior to that, he served in the following positions with Young & Rubicam, Inc.: Chairman and Chief Executive Officer (2001 to 2003), Vice Chairman and Chief Operating Officer (2000 to 2001) and Vice Chairman and Chief Financial Officer (1996 to 2000).

Mr. Eckert has been Chairman of the Board of Directors and Chief Executive Officer since May 2000. He was formerly President and Chief Executive Officer of Kraft Foods, Inc., the largest packaged food company in North America, from October 1997 until May 2000. From 1995 to 1997, Mr. Eckert was Group Vice President of Kraft Foods, Inc. From 1993 to 1995, Mr. Eckert was President of the Oscar Mayer foods division of Kraft Foods, Inc. Mr. Eckert worked for Kraft Foods, Inc. for 23 years prior to joining Mattel.

Mr. Friedman has served as Chairman and Chief Executive Officer of Friedman Fleischer & Lowe, LLC since April 1997. Prior to that, he was a founding partner of Hellman & Friedman, a private investment firm, for more than five years.

Mr. Ng has served as Chairman, Chief Executive Officer and President of East West Bancorp, Inc. and East West Bank since 1992. Prior to that, Mr. Ng was President of Seyen Investment, Inc. from 1990 to 1992, and prior to that Mr. Ng served for over a decade as a Certified Public Accountant with Deloitte & Touche LLP.

Dr. Rich served as President, Chief Executive Officer and Director of the Los Angeles County Museum of Art (“LACMA”) from 1999 to 2005, and as President and Chief Executive Officer of LACMA from 1995 to 1999. Prior to that, she served as Executive Vice-Chancellor and Chief Operating Officer of the University of California, Los Angeles, from 1991 to 1995.

Mr. Sargent has served as Chairman of Staples, Inc. since March 2005 and as Chief Executive Officer and President of Staples, Inc. since 2002. Prior to that, Mr. Sargent served as President and Chief Operating Officer of Staples, Inc. from 1998 to 2002 and served in various other positions with Staples, Inc. since 1989.

Mr. Sinclair has served as Chairman of Scandent Group Holdings, a Mauritius-based information technology services company, since May 2002 and has served as Executive Chairman of Scandent Solutions Corporation Ltd. since November 2005. He also served as a Managing Director of Manticore Partners, LLC, a venture capital advisory firm, from 2001 to 2004. Prior to that, he served as an Operating Partner of Pegasus Capital Advisors, LP, a private equity firm, from 2000 to 2002. Prior to that, he served as Chairman and Chief Executive Officer of Caribiner International, Inc. from 1999 to 2000. Prior to that, he served as President and Chief Executive Officer of Quality Food, Inc., Chairman and Chief Executive Officer of Pepsi-Cola Company and President and Chief Executive Officer of PepsiCo Foods & Beverages International and Pepsi-Cola International for more than five years.

Mr. Sullivan served as Chairman and Chief Executive Officer of The Clorox Company from 1992 to 2003 and retired in 2003 after 32 years with Clorox.

Mr. Vogelstein has served as Vice Chairman and Member of Warburg Pincus LLC since 2003, and has served in senior positions (such as Vice Chairman, President and Director) with Warburg Pincus LLC and its predecessor entities for more than 20 years.

Ms. White founded the Horizon Institute of Technology in 2002. She also has served as President of Rural Sourcing, Inc., an information technology services provider, since 2003. Ms. White served as Executive Vice President, e-business and Chief Information Officer of Cardinal Health, Inc. from 1999 until February 2003. From 1996 to 1999, Ms. White was Senior Vice President and Chief Information Officer for Allegiance Corporation, which merged with Cardinal Health, Inc. in 1999.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE NOMINEES FOR ELECTION AS DIRECTORS NAMED HEREIN.

THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Meetings and Remuneration

During 2005, the Board of Directors held five meetings, and no director attended less than 75% of the aggregate of all Board of Directors meetings and of all meetings held by any committee of the Board of Directors on which he or she served.

Non-employee members of the Board of Directors receive an annual retainer of $50,000 per year. Each non-employee committee chair receives an additional annual retainer, the amount of which differs depending upon the committee, as follows: Audit Committee, $20,000; Compensation Committee, $15,000; and all other committees, $10,000. Non-employee board members receive a fee of $2,000 per Board meeting attended, and non-employee committee members receive a fee per committee meeting attended, the amount of which differs depending upon the committee, as follows: Audit Committee, $3,000; Compensation Committee, $2,000; Governance and Social Responsibility Committee, $2,000; and all other committees, $1,500. The full amounts of meeting fees stated in the preceding sentence are paid for attendance in person or by videoconference; attendance by telephone is compensated at a reduced rate of $1,000 per meeting; provided, however, that if the meeting was scheduled as a telephonic meeting, the full amount will be paid for attendance by telephone.

Directors may elect to receive either all or a portion of the annual retainer in the form of shares of Mattel common stock. In addition, directors may elect to defer all or part of their directors’ fees under the Mattel, Inc. Deferred Compensation Plan for Non-Employee Directors, which provides for the investment of deferred amounts in Mattel common stock equivalent accounts or in interest-bearing accounts; the distribution of such deferred amounts may be in a lump sum or installments over a period of years commencing after the date the individual ceases to be a director of Mattel. Mattel reimburses directors for their expenses incurred while traveling on Board of Directors business and permits directors to use company aircraft when traveling on Board business.

Mr. Eckert serves as Chairman of the Board and Chief Executive Officer of Mattel. For a description of Mr. Eckert’s compensation, see “Employment Agreements—Employment Agreement with Robert A. Eckert.”

Grants of Equity Compensation to Non-Employee Directors under the Mattel, Inc. 2005 Equity Compensation Plan

The Mattel, Inc. 2005 Equity Compensation Plan (the “2005 Plan”) sets forth the maximum number of shares that may be awarded to individuals when they first became non-employee directors (“initial grants”) and on the date of each annual meeting to non-employee directors re-elected on such date who are not receiving initial grants on the same date (“annual grants”). Initial grants and annual grants may be comprised of stock options, restricted stock and/or restricted stock units (“RSUs”), with each share of restricted stock and each RSU counted using the 2005 Plan’s “full-value share debiting rate” (initially three-to-one) for purposes of the limit on shares that may be granted to non-employee directors.

For each initial grant, the maximum number of shares that may be granted is 20,000 shares per director, and for each annual grant, the maximum number of shares that may be granted is 18,000 shares per director. The Compensation Committee sets the type and amount of grants and may reset the type and amount from year to year, subject to these maximums.

In 2005 the Compensation Committee initially set the amounts as follows: (a) for initial grants, a non-qualified stock option for 7,500 shares and 2,500 RSUs, with dividend equivalent rights; and (b) for annual grants, a non-qualified stock option for 6,000 shares and 2,000 RSUs, with dividend equivalent rights. In creating the maximum set forth in the 2005 Plan, in setting the initial level of grants and in determining the terms and conditions of the grants, the Compensation Committee received advice from the Compensation Committee’s independent compensation consultant with regard to competitive market rates of compensation for non-employee directors and exercised its business judgment.

Pursuant to the 2005 Plan, all stock options granted to non-employee directors must have an exercise price equal to the fair market value of Mattel common stock on the date of grant.

As provided in forms of grant agreements adopted by the Compensation Committee pursuant to the 2005 Plan, options granted to non-employee directors under the plan have the following terms and conditions. Initial grants of stock options to non-employee directors are fully vested on the date of grant, annual grants of stock options vest in three installments on the first, second and third anniversaries of the date of grant at the rates of 33%, 33% and 34%, respectively, and all stock options granted to non-employee directors expire no later than ten years from the date of grant. When a non-employee director ceases to be a non-employee director (a “severance”), the treatment of his or her options depends on the circumstances of the termination. Generally, any unvested options then outstanding will terminate on the date of severance and any vested options then outstanding will terminate 90 days after the severance date (or, if sooner, at the end of their ten-year term). However, if the severance occurs as a result of death or disability, the 90 days is extended to one year from the severance date (or, if sooner, for the balance of their ten-year term). If the severance occurs after the non-employee director has attained age 55 and has completed at least five years of service, and is not a result of the director’s death or termination for cause (a “retirement”), then-outstanding options granted at least six months before the date of retirement (i) to the extent not already vested, will vest in full and (ii) will remain exercisable for five years after the date of retirement (or if sooner, for the balance of their ten-year term). Pursuant to the 2005 Plan, if a non-employee director’s severance is for cause, all then-outstanding options will terminate immediately.

As provided in forms of grant agreements adopted by the Compensation Committee pursuant to the 2005 Plan, annual grants of RSUs made on the date of the 2005 Annual Meeting of Stockholders to non-employee directors who were re-elected on that date will vest half on the second anniversary of such date and the remainder on the third anniversary; and subsequent annual grants of RSUs, and initial grants of RSUs, will vest entirely on the third anniversary of the date of grant. With regard to all RSU grants to non-employee directors, pursuant to the forms of grant agreements adopted by the Compensation Committee, (a) in the event of a severance as a result of death, disability or retirement after the first anniversary and through and including the second anniversary of the grant date, one-half of the RSUs will vest immediately and the remainder will be forfeited as of the severance date; (b) in the event of a severance as a result of death, disability or retirement after the second anniversary and before the third anniversary of the grant date, the RSUs will vest immediately as of the severance date; and (c) in the event of a severance for any other reason (including for cause), the non-employee director’s then-outstanding unvested RSUs will be forfeited. The RSUs are granted with dividend equivalent rights.

In creating the maximum set forth in the 2005 Plan, in setting the initial level of grants and in determining other provisions of the 2005 Plan and grants thereunder relating to non-employee directors, the Compensation Committee received advice from the Compensation Committee’s independent compensation consultant with regard to competitive market rates of compensation for non-employee directors and exercised its business judgment.

The 2005 Plan has provisions concerning the effect of a “Change in Control” (as defined in the 2005 Plan) on grants of stock options, restricted stock and RSUs pursuant to the 2005 Plan; these provisions generally would result in acceleration of vesting in the event of a Change in Control.

Non-Employee Director Stock Ownership

The Board of Directors has adopted policies regarding non-employee director stock ownership and retention of shares purchased upon exercise of stock options. These policies state that, within five years after joining the Board, non-employee members of the Board should attain a target minimum level of stock ownership. For this purpose, stock holdings are valued at the greater of actual cost or market value, and the target minimum level equals three times the annual cash retainer; and directors who have deferred any of their cash compensation into investments in Mattel stock equivalent accounts in any Mattel deferred compensation plan(s) receive credit for such amounts. In addition, during their service on the Board, each non-employee member of the Board must either hold his or her options to purchase shares of stock, or, if exercised, must hold the underlying shares of stock, until ceasing to be a member of the Board; provided, however, that a member of the Board may sell shares obtained in connection with a stock option exercise if the transaction otherwise complies with Mattel’s stock trading policies and one of the following applies: (a) the exercise occurs within one year of the date on which the director will be retiring from the Board; or (b) the shares are sold at the time of or otherwise in connection with the exercise, and the number of shares sold is limited to the amount necessary to generate sufficient funds to cover the exercise price of the option, the estimated amount of taxes that will be owed in connection with the exercise of the option and any associated transaction costs.

Board Committees

Mattel’s Audit Committee is chaired by Mr. Beard and includes Mr. Dolan, Mr. Sinclair and Mr. Vogelstein as members. All of the members of the Committee are independent directors. During 2005, the Audit Committee held 12 meetings. In January 2006, the Board of Directors amended and restated the charter of the Audit Committee; a copy of the amended and restated charter is attached to this Proxy Statement as Appendix A.

The purpose of the Audit Committee is to provide assistance to the Board of Directors in fulfilling the Board’s oversight responsibilities regarding the quality and integrity of Mattel’s financial reports; the independence, qualifications and performance of Mattel’s independent registered public accounting firm; the performance of Mattel’s internal audit function; and Mattel’s compliance with legal and regulatory requirements. The Audit Committee has the sole authority to appoint or replace the independent registered public accounting firm. The Committee is directly responsible for the compensation and oversight of the work of the independent registered public accounting firm for the purpose of preparing or issuing an audit report or related work. The independent registered public accounting firm reports directly to the Committee.

The Audit Committee meets periodically with management, the senior internal auditing officer and the independent registered public accounting firm in separate executive sessions. The Committee may request any officer or employee of Mattel or Mattel’s outside counsel or independent registered public accounting firm to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. The Committee has the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors.

Additional duties and responsibilities of the Audit Committee are outlined in the Committee’s charter, and include the following: to pre-approve audit services, internal-control-related services and permitted non-audit services to be performed for Mattel by its independent registered public accounting firm; to meet with the independent registered public accounting firm and management in connection with each annual audit to discuss the scope of the audit and the procedures to be followed; to review and discuss Mattel’s quarterly and annual financial statements with management, the independent registered public accounting firm and the internal audit group; to discuss with management and the independent registered public accounting firm Mattel’s practices with respect to risk assessment, risk management and critical accounting policies; and to discuss periodically with the independent registered public accounting firm and the senior internal auditing officer the adequacy and effectiveness of Mattel’s accounting and financial controls, and consider any recommendations for improvement of such internal control procedures.

Mattel has a Governance and Social Responsibility Committee chaired by Mr. Sullivan that includes Mr. Friedman, Dr. Rich, Mr. Sargent and Ms. White as members. All of the members of the Committee are independent directors. During 2005, the Governance and Social Responsibility Committee held four meetings.

The primary purposes of the Governance and Social Responsibility Committee are (a) to assist the Board of Directors by identifying individuals qualified to become Board members, consistent with the criteria approved by the Board, and to select, or to recommend that the Board select, the director nominees for the next annual meeting of stockholders; (b) to develop and recommend to the Board the Corporate Governance Guidelines applicable to Mattel; (c) to lead the evaluation of the Board’s performance; (d) to recommend to the Board nominees for each committee; (e) to assist the Board with oversight and review of social responsibility matters such as sustainability, corporate citizenship, community involvement, global manufacturing principles, public policy matters and environmental, health and safety issues; and (f) to provide oversight with regard to philanthropic activities. The Committee also works closely with the Chief Executive Officer and other members of Mattel’s management to assure that the company is governed effectively and smoothly, and has additional authority and responsibilities as specified in its charter.

Mattel has a Compensation Committee chaired by Mr. Vogelstein that includes Mr. Beard, Dr. Rich and Mr. Sullivan as members. All of the members of the Committee are independent directors and are “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code. During 2005, the Compensation Committee held seven meetings.

The purpose of the Compensation Committee is to develop, evaluate, and in certain instances approve or determine the compensation plans, polices, and programs of Mattel. The Committee has the authority to undertake and may exercise all of the powers of the Board of Directors with respect to the specific responsibilities listed in the Committee’s charter, including approving all forms of compensation to be provided to executives in the “Executive Leadership Band” and above in Mattel’s compensation structure, reviewing and evaluating the Chief Executive Officer’s performance, and administering Mattel’s short- and long-term incentive plans and equity compensation plans.

The Compensation Committee has access to, and in its discretion may meet with, any officer or other employee of Mattel or its subsidiaries. The Committee meets at least once each calendar year without the Chief Executive Officer present. The Committee may utilize the services of Mattel’s regular corporate legal counsel with respect to legal matters or, in its discretion, retain other legal counsel if it determines that such counsel is necessary or appropriate under the circumstances.

The Compensation Committee may, in its discretion, utilize the services of a compensation consultant or other professional or expert to provide data and advice to the Committee regarding the compensation of executives of Mattel and to assist the Committee in performing its other responsibilities. The retention and, where appropriate, the termination of any such compensation consultant are at the sole discretion of the Committee without the participation of any officer or other member of management of Mattel. The Committee, in its sole discretion, approves the fees to be paid to the compensation consultant and any other terms of the engagement of the compensation consultant.

Mattel has an Executive/Finance Committee chaired by Mr. Vogelstein that includes Messrs. Beard and Friedman as members. During 2005, the Executive/Finance Committee held no meetings. The Executive/Finance Committee may exercise all the powers of the Board of Directors, subject to limitations of applicable law, between meetings of the Board of Directors.

Mattel has a Pension Committee chaired by Mr. Sinclair that includes Mr. Sargent as a member. During 2005, the Pension Committee held two meetings. Its primary functions are to oversee the operation of Mattel’s pension and employee retirement and savings plans by reviewing investment and financial performance, the selection of investment managers, trustees and other fiduciaries, and monitoring the administration of the plans.

Mattel has a Capital Allocation Committee chaired by Mr. Vogelstein that includes Mr. Beard, Mr. Friedman and Mr. Sinclair as members. During 2005, the Capital Allocation Committee held four meetings. The Committee’s primary functions are to advise and make recommendations to the Board of Directors with regard to Mattel’s use of available capital, including but not limited to dividends to stockholders, mergers and acquisitions and stock repurchase programs.

Mattel Children’s Foundation

Until May 2004, the members of Mattel’s Board of Directors also served as the members of the Mattel Children’s Foundation, a charitable organization incorporated as a non-profit public benefit corporation (the “Foundation”), and Mr. Friedman, Ms. White and former Mattel director Ronald M. Loeb served as the Foundation’s Board of Directors. In May 2004, the governance structure of the Foundation was updated so that Mattel itself became the sole member of the Foundation, and nine employees of Mattel, none of whom are Mattel directors, were appointed as the Foundation’s Board of Directors. Thus, since May 2004, none of Mattel’s non-employee directors has served as either a member or a director of the Foundation.

Director Independence

The NYSE requires each NYSE-listed company to have a board of directors with at least a majority of independent directors. Generally, under the NYSE rules a director qualifies as independent if the listed company’s board of directors affirmatively determines that he or she has no material relationship with the company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company). The NYSE rules specify five categories of relationships between a director and a listed company that render a director ineligible to be independent. Mattel’s Board of Directors has adopted Corporate Governance Guidelines that include provisions regarding director independence, as set forth in Appendix B to this Proxy Statement. These provisions incorporate the NYSE’s five categories of relationships between a director and a listed company that render a director ineligible to be independent.

In accordance with NYSE rules and the applicable provisions of Mattel’s Corporate Governance Guidelines, the Board of Directors has affirmatively determined that each of the following directors has no material relationship with Mattel (either directly or as a partner, shareholder or officer of an organization that has a relationship with Mattel) and is independent within the meaning of both Mattel’s and the NYSE’s director independence standards, as currently in effect:

Eugene P. Beard

Michael J. Dolan

Tully M. Friedman

Dominic Ng

Dr. Andrea L. Rich

Ronald L. Sargent

Christopher A. Sinclair

G. Craig Sullivan

John L. Vogelstein

Kathy Brittain White

The directors listed above include (a) all of the current directors of Mattel, except the Chairman and Chief Executive Officer, and (b) all directors who are standing for election at the 2006 Annual Meeting of Stockholders, except the Chairman and Chief Executive Officer.

Furthermore, the Board of Directors has determined that each of the members of the Audit Committee, the Compensation Committee and the Governance and Social Responsibility Committee has no material relationship with Mattel (either directly or as a partner, shareholder or officer of an organization that has a relationship with Mattel) and is independent within the meaning of the director independence standards in the Corporate Governance Guidelines and the NYSE director independence standards (and in the case of the Audit Committee, SEC rules) applicable to members of such committees.

In making these determinations, the Board of Directors considered, among other things, the relationships described in the following three paragraphs. The Board of Directors has determined that none of these relationships is material and that none of these relationships impairs the independence of any non-employee director.

The Board considered that, in the ordinary course of business, Mattel and its subsidiaries enter into transactions with Viacom Inc. or its subsidiaries, and Mr. Dolan serves as an executive officer of Viacom Inc. The amounts paid to or received from Viacom Inc. and its subsidiaries in each of the last three fiscal years were below the threshold of 2% of consolidated gross revenues as set forth in Mattel’s criteria for director independence. The Board also determined that these transactions were not otherwise material to Viacom Inc. or to Mattel and that Mr. Dolan did not have a material interest in the transactions. The Board therefore determined that these relationships do not impair Mr. Dolan’s independence as a director of Mattel or as a member of the Audit Committee.

The Board also considered that Mr. Eckert in his personal capacity invests in a private equity fund sponsored by Friedman Fleischer & Lowe, LLC (“FFL”), an investment firm in which Mr. Tully Friedman is a principal. The Board concluded that this investment, which does not involve the payment of any material compensation to any director or to FFL and is not material in amount to FFL, does not adversely affect the independence of Mr. Friedman as a director of Mattel or a member of the Governance and Social Responsibility Committee. In addition, the Board considered that one or more directors that are not also officers of Mattel may from time to time invest in funds sponsored by FFL, but that no such investment would impact the independence of Mr. Friedman or any such investing director, because of the absence of any relationship between such investment and any member of management of Mattel.

The Board furthermore considered that, as described above under the heading “Mattel Children’s Foundation,” until May 2004, the members of Mattel’s Board of Directors also served as the members of the Foundation, which is a charitable organization incorporated as a non-profit public benefit corporation, and Mr. Friedman and Ms. White served on the Foundation’s Board of Directors. In May 2004, the governance structure of the Foundation was updated so that Mattel itself became the sole member of the Foundation, and nine employees of Mattel were appointed as the Foundation’s Board of Directors. Since May 2004, none of Mattel’s non-employee directors has served as either a member or a director of the Foundation. Mattel provides all of the funding for the Foundation and contributed approximately $5.1 million, $5.9 million and $5.9 million to the Foundation in 2005, 2004 and 2003, respectively. The Board of Directors concluded that, since the Foundation is sponsored by Mattel, the relationships of Mattel’s non-employee directors with the Foundation are not the type of relationships that would impair their independence as directors of Mattel or as members of the Board’s Audit Committee, Compensation Committee or Governance and Social Responsibility Committee.

Presiding Independent Director at Executive Sessions of the Board

The independent directors of Mattel have selected John L. Vogelstein as the independent director to preside at executive sessions of the independent members of the Board of Directors, during which no members of management are present. The independent directors meet in executive session at least once every quarter.

Communications with the Board of Directors

The independent directors of Mattel have unanimously approved a process by which stockholders of Mattel and other interested persons may send communications to any of the following: (a) the Board of Directors, (b) any committee of the Board, (c) the presiding independent director or (d) the independent directors. Such communications should be submitted in writing by mailing them to the relevant addressee at the following address:

[Addressee]

Mattel, Inc.—Secretary, Mail Stop M1-1516

333 Continental Blvd.

El Segundo, CA 90245-5012

Any such communications will be relayed to the Board members that appear as addressees, except that the following categories of communications will not be so relayed (but will be available to Board members upon request):

Communications concerning company products and services;

Solicitations;

Matters that are entirely personal grievances; and

Communications about litigation matters.

Policy Regarding Attendance of Directors at the Annual Meeting of Stockholders

Each member of Mattel’s Board of Directors is expected, but not required, to attend Mattel’s annual meeting of stockholders. There were ten directors at the time of the 2005 Annual Meeting of Stockholders, and nine of them attended the meeting.

Director Nominations Process

Mattel’s Corporate Governance Guidelines contain provisions concerning the process of selecting candidates for director positions and the role of the Governance and Social Responsibility Committee in identifying director qualifications and potential candidates.

Pursuant to the Guidelines, the full Board of Directors is responsible for selecting candidates for Board membership, and Board members are encouraged to suggest candidates for consideration. The Board delegates the screening process involved to the Governance and Social Responsibility Committee with input from the Board Chair. Prior to selection, candidates whom the Committee expresses interest in pursuing meet personally with at least two members of the Governance and Social Responsibility Committee.

Pursuant to the Guidelines, the Governance and Social Responsibility Committee is responsible for reviewing with the Board on an annual basis the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board, and in accordance with the guidelines established by the Committee. This review includes an assessment of the talent base, skills, areas of expertise, experience, diversity and independence of the Board and its members, and consideration of any changes that may have occurred in any director’s responsibilities, as well as such other factors as may be determined by the Committee to be appropriate for review, all in the context of an assessment of the perceived needs of the Board at that point in time.

The Governance and Social Responsibility Committee Charter also contains provisions concerning the process for identifying candidates. Pursuant to these provisions, the Committee actively seeks individuals qualified to become Board members for recommendation to the Board. The Committee, with input from the Board Chair, screens candidates to fill vacancies on the Board; solicits recommendations from Board members as to such candidates; and considers recommendations for Board membership submitted by stockholders as described further below. The Committee recommends to the Board director nominees for each annual meeting of stockholders.

To further implement the provisions described above, the Governance and Social Responsibility Committee has adopted a Director Nominations Policy. A copy of the Director Nominations Policy is available in the “Corporate Governance” section of Mattel’s corporate Web site, http://www.mattel.com. The purpose of the Director Nominations Policy is to describe the methodology for selecting the candidates that are included in the Board’s recommended slate of director nominees. The Director Nominations Policy is intended to provide a flexible set of guidelines for the effective functioning of Mattel’s director nominations process. The Governance and Social Responsibility Committee intends to review the Director Nominations Policy at least annually and anticipates that modifications may be necessary from time to time as Mattel’s needs and circumstances evolve, and as applicable legal or listing standards change. The Governance and Social Responsibility Committee may amend the Director Nominations Policy at any time, in which case the most current version will be available in the “Corporate Governance” section of Mattel’s corporate Web site.

Qualifications of Nominees

Pursuant to the Director Nominations Policy, the Governance and Social Responsibility Committee evaluates potential nominees for election to the Board of Directors on the basis of the entirety of their credentials and in light of the criteria set forth below.

Each nominee should possess at least the following qualifications, as determined in the judgment of the Governance and Social Responsibility Committee:

•	an outstanding record of professional accomplishment in his or her field of endeavor;

•	a high degree of professional integrity, consistent with Mattel’s values;

•	willingness and ability to represent the general best interests of all of Mattel’s stockholders and not just one particular stockholder or constituency, including a commitment to enhancing stockholder value; and

•	willingness and ability to participate fully in Board activities, including active membership on at least one Board committee and attendance at, and active participation in, meetings of the Board and the committee(s) of which he or she is a member, and no commitments that would, in the Governance and Social Responsibility Committee’s judgment, interfere with or limit his or her ability to do so.

In addition, it is desirable that nominees possess the following skills, experiences or qualities, as determined in the judgment of the Governance and Social Responsibility Committee:

•	skills and experiences relevant to Mattel’s business, operations or strategy. These skills and experiences might include, among other things, experience in senior management of a large consumer products or multinational company; and/or senior level expertise in one or more of the following areas: finance, accounting, law, strategy and business development, operations, sales, marketing, international business, information technology and/or public relations;

•	qualities that help the Board achieve a balance of a variety of knowledge, experience and capability on the Board and an ability to contribute positively to the collegial and collaborative culture among Board members; and

•	qualities that contribute to the Board’s overall diversity—diversity being broadly construed to mean a variety of opinions, perspectives, professional and personal experiences and backgrounds, as well as other differentiating characteristics.

The issue of whether the nominee would be an independent director of Mattel is also considered, in the context of the overall independence of Mattel’s Board and the independence of the committees of the Board.

Internal Process for Identifying Candidates

The Governance and Social Responsibility Committee, on a periodic basis, solicits ideas for possible candidates from a number of sources, including members of the Board, individuals personally known to the members of the Board, research undertaken by or on behalf of the Committee and professional search firms. The Committee also considers recommendations and nominations made by stockholders, as described below. The Committee evaluates candidates using the same criteria regardless of the source of the candidacy.

Pursuant to its Charter, the Governance and Social Responsibility Committee has the sole authority to retain and terminate any search firm to be used to identify director candidates and has the sole authority to approve such search firm’s fees and the other terms of such search firm’s engagement. If the Governance and Social Responsibility Committee retains such a search firm, the firm may be asked to identify possible candidates who meet the minimum and desired qualifications expressed in the Director Nominations Policy, to preliminarily interview and screen such candidates (including conducting appropriate background and reference checks), and to act as a liaison among the Board, the Governance and Social Responsibility Committee and each candidate during the screening and evaluation process. In addition to or in lieu of such a search firm, the Committee may determine that its own members, other directors, Mattel personnel or other third parties should perform some or all of the screening functions. The Committee may also determine to interview or have a subcommittee interview one or more potential candidates.

Nominations and Recommendations by Stockholders

Pursuant to the Director Nominations Policy, the Governance and Social Responsibility Committee considers stockholder nominations of possible candidates for Board membership that are submitted properly pursuant to the advance notice provisions of Mattel’s Bylaws and applicable law, as well as recommendations made by stockholders as described below. In evaluating such nominations and recommendations, the Governance and Social Responsibility Committee applies the same criteria as are used for evaluating candidates generally, as described above under the subheading “Qualifications of Nominees.”

Any stockholder of Mattel may nominate one or more persons for election as a director of Mattel at an annual meeting of stockholders if the stockholder complies with the advance notice provisions for such nomination contained in Mattel’s Bylaws and applicable law. These provisions are described below under the heading “Deadline for Future Proposals of Stockholders.” The required notice should be sent to: Secretary, Mail Stop M1-1516; Mattel, Inc.; 333 Continental Boulevard; El Segundo, CA 90245-5012.

Any stockholder of Mattel may also recommend one or more persons for nomination by the Board for election as a director by sending to the Governance and Social Responsibility Committee the name of such recommended nominee, as well as a detailed statement explaining why such person is making such recommendation. Any such recommendation should be sent in compliance with the timing outlined in Mattel’s Bylaws for the making of nominations (described below under the heading “Deadline for Future Proposals of Stockholders”), and must include all information that would be required for such stockholder to nominate such person for election to Mattel’s Board in connection with Mattel’s Bylaws and applicable law. Such recommendation should be sent to: Governance and Social Responsibility Committee, c/o Secretary, Mail Stop M1-1516; Mattel, Inc.; 333 Continental Boulevard; El Segundo, CA 90245-5012.

Any nomination made by a stockholder in accordance with Mattel’s Bylaws and applicable law and any recommendation made by a stockholder as set forth above is referred to the Governance and Social Responsibility Committee, and any materials provided by the stockholder in connection with such a nomination or recommendation are forwarded to the Governance and Social Responsibility Committee.

Selection of Nominee Mr. Ng

There is one nominee for election to Mattel’s Board this year who has not been previously elected by the stockholders to serve as a director. This nominee, Mr. Ng, was elected by the Board on January 27, 2006, and joined the Board effective March 16, 2006. The Governance and Social Responsibility Committee retained a leading professional search firm, Korn/Ferry International, to help identify, evaluate and review potential nominees, and such firm identified and recommended Mr. Ng.

Golden Parachute Policy

In 2005, a stockholder submitted a proposal to Mattel regarding “golden parachute vote provision,” which requested that the Board of Directors seek stockholder approval for future “golden parachute” severance packages for senior executives that exceed 299% of the sum of any executive’s base salary plus bonus. The proposal was included as Proposal 4 in Mattel’s 2005 Notice of Annual Meeting and Proxy Statement, dated April 13, 2005.

In 2006, following consideration of the vote received by the stockholder’s proposal at the 2005 Annual Meeting of Stockholders, and after discussion by the Compensation Committee and the Governance and Social Responsibility Committee, Mattel’s Board of Directors adopted a statement of policy on this topic, which appears as Appendix C to this Proxy Statement.

Corporate Governance Documentation; How to Obtain Copies

Mattel is committed to having solid standards of corporate governance. Current copies of the following materials related to Mattel’s corporate governance standards and practices are available publicly in the “Corporate Governance” section of Mattel’s corporate Web site at http://www.mattel.com:

•	Board of Directors Amended and Restated Guidelines on Corporate Governance;

•	Information on Board and Committee membership and biographies of Board members;

•	Audit Committee Charter;

•	Compensation Committee Charter;

•	Governance and Social Responsibility Committee Charter;

•	Code of Conduct;

•	Director Nominations Policy;

•	Audit Committee Complaint Procedure;

•	Policy on Adoption of a Shareholder Rights Plan; and

•	Golden Parachute Policy.

A copy of any or all of these documents may also be obtained, free of charge, by mailing a request in writing to: Secretary, Mail Stop M1-1516, Mattel, Inc., 333 Continental Boulevard, El Segundo, CA 90245-5012.

Compensation Committee Interlocks and Insider Participation

During 2005, Mr. Vogelstein, Mr. Beard, Dr. Rich and Mr. Sullivan served on the Mattel Compensation Committee. During 2005, there were no interlocks with other companies within the meaning of the SEC’s proxy rules. None of the members of the Compensation Committee is or has been an officer or employee of Mattel or any of its subsidiaries.

REPORT OF THE AUDIT COMMITTEE

To the fullest extent permitted under applicable laws and regulations, the following Report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission (“SEC”) or subject to Regulations 14A or 14C of the Securities Exchange Act of 1934, as amended (“Exchange Act”), or the liabilities of Section 18 of the Exchange Act. To the fullest extent permitted under applicable laws and regulations, the Report of the Audit Committee shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent Mattel specifically incorporates it by reference.

The Audit Committee operates pursuant to a written charter adopted by the Board of Directors. In January 2006, the Board of Directors amended and restated the charter of the Audit Committee, a copy of which is attached to this Proxy Statement as Appendix A and may be found in the “Corporate Governance” section of Mattel’s corporate Web site, http://www.mattel.com. A copy may also be obtained free of charge by mailing a request in writing to: Secretary, Mail Stop M1-1516, Mattel, Inc., 333 Continental Blvd., El Segundo, CA 90245-5012.

The Board of Directors has determined that each of the members of the Audit Committee, including Dominic Ng (who is anticipated to join the Audit Committee effective April 17, 2006), meets the SEC and New York Stock Exchange (“NYSE”) independence requirements for members of audit committees.

The Board of Directors has further determined in its business judgment that each member of the Audit Committee is “financially literate,” as such term is used in the listing standards of the NYSE; and the Board has determined that Eugene P. Beard, the Chair of the Audit Committee, is an “audit committee financial expert” as such term is defined in Item 401(h) of Regulation S-K promulgated by the SEC. The Board has also determined that Mr. Beard has “accounting or related financial management expertise,” as such term is used in the listing standards of the NYSE.

The Audit Committee’s responsibility is to assist the Board of Directors in its oversight of (a) the quality and integrity of Mattel’s financial reports, (b) the independence, qualifications and performance of Mattel’s independent registered public accounting firm, (c) the performance of Mattel’s internal audit function and (d) the compliance by Mattel with legal and regulatory requirements. Management of Mattel is responsible for Mattel’s consolidated financial statements as well as Mattel’s financial reporting process, disclosure controls and procedures, and internal control over financial reporting. Mattel’s independent registered public accounting firm is responsible for performing an integrated audit of Mattel’s annual consolidated financial statements and of its internal control over financial reporting.

In this context, the Audit Committee has reviewed and discussed the audited financial statements of Mattel as of and for the year ended December 31, 2005 and Management’s Report on Internal Control over Financial Reporting with management, the senior internal auditing officer of Mattel and the independent registered public accounting firm. Management has confirmed to the Audit Committee that, as required by Section 404 of the Sarbanes-Oxley Act, management has evaluated the effectiveness of Mattel’s internal control over financial reporting using the framework in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations (“COSO”) of the Treadway Commission and concluded that it was effective at December 31, 2005.

Mattel’s independent registered public accounting firm has expressed its opinion that: (1) Mattel’s consolidated financial statements present fairly, in all material respects, its financial position as of

December 31, 2005 and 2004, and its results of operations and cash flows for each of the three years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America; (2) Mattel has maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control—Integrated Framework issued by COSO; and (3) management’s assessment, included in Management’s Report on Internal Control over Financial Reporting, is fairly stated, in all material respects.

In addition, Mattel’s Chief Executive Officer and Chief Financial Officer reviewed with the Audit Committee, prior to filing with the SEC, the certifications that were filed pursuant to the requirements of the Sarbanes-Oxley Act of 2002 and the disclosure controls and procedures management has adopted to support the certifications. The Audit Committee periodically meets in separate executive sessions with management, the senior internal auditing officer and the independent registered public accounting firm. Each of the independent registered public accounting firm, the senior internal auditing officer, the Chief Financial Officer and the General Counsel has unrestricted access to the Audit Committee.

The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect, and Public Company Accounting Oversight Board Auditing Standard No. 2, An Audit of Internal Control over Financial Reporting Performed in Conjunction with an Audit of Financial Statements. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and they have discussed with the independent registered public accounting firm their independence from Mattel.

The Audit Committee has also considered whether the independent registered public accounting firm’s provision of non-audit services to Mattel is compatible with maintaining their independence from Mattel.

The members of the Audit Committee are not engaged in the accounting or auditing profession and, consequently, are not experts in matters involving accounting or auditing including in respect of auditor independence. As such, it is not the duty of the Audit Committee to plan or conduct audits or to determine that Mattel’s consolidated financial statements fairly present Mattel’s financial position, results of operations and cash flows and are in conformity with accounting principles generally accepted in the United States of America and applicable laws and regulations. Each member of the Audit Committee is entitled to rely on (i) the integrity of those persons within Mattel and of the professionals and experts (such as the independent registered public accounting firm) from which the Audit Committee receives information, (ii) the accuracy of the financial and other information provided to the Audit Committee by such persons, professionals or experts absent actual knowledge to the contrary, and (iii) representations made by management or the independent registered public accounting firm as to any information technology services of the type described in Rule 2-01(c)(4)(ii) of Regulation S-X and other non-audit services provided by the independent registered public accounting firm to Mattel.

Based on the reports and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Mattel’s Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the SEC.

AUDIT COMMITTEE

Eugene P. Beard (Chair)

Michael J. Dolan

Christopher A. Sinclair

John L. Vogelstein

March 15, 2006

REPORT OF THE COMPENSATION COMMITTEE

To the fullest extent permitted under applicable laws and regulations, the following Report of the Compensation Committee covering Mattel’s fiscal year ended December 31, 2005, and the Performance Graph that follows shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission (the “SEC”) or subject to Regulations 14A or 14C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the liabilities of Section 18 of the Exchange Act. To the fullest extent permitted under applicable laws and regulations, the Report and the Performance Graph that follows shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, notwithstanding any general incorporation by reference of this Proxy Statement into any other document.

General

The Compensation Committee, a committee composed entirely of independent directors who have never served as officers of Mattel, reviews and approves compensation to be provided to executive officers of Mattel, and acts as an administrator of the equity and incentive compensation plans for Mattel’s employees. In evaluating the performance of members of senior management, the Compensation Committee has access to, and in its discretion may meet with, any officer or other employee of Mattel or its subsidiaries. The Compensation Committee met seven times during 2005.

Statement on Philosophy of Executive Compensation

In establishing and evaluating the effectiveness of compensation programs for executive officers, as well as other senior executives of Mattel, the Compensation Committee is guided by three basic principles:

•	Mattel must offer competitive salaries and other benefits to be able to attract, retain and motivate highly-qualified and experienced executives;

•	Cash compensation for executives in excess of base salaries should be tied to Mattel’s performance, individual performance or both; and

•	The financial interests of Mattel’s executives should be aligned with the financial interests of the stockholders, primarily through equity programs and short- and long-term incentive plans.

Mattel benchmarks its total compensation levels by comparing itself to other large, global, consumer product companies, in order to make Mattel’s compensation opportunities competitive with what other leading companies are providing. Mattel compares its compensation programs and practices to leading companies because Mattel wants to attract and retain talented employees who will lead Mattel to greater business success. Mattel generally intends for its overall executive compensation packages to be at or above the average for global consumer product companies, but Mattel does not target a specific percentile for benchmarking purposes.

Compensation Consultants

The Board of Directors has adopted a charter for the Compensation Committee which provides, among other things, that the Compensation Committee may, at its discretion, utilize an independent compensation consultant or other professional or expert. The retention and, where appropriate, the termination of such compensation consultant are at the sole discretion of the Compensation Committee without the participation of any officer or other member of management of Mattel. The Compensation Committee has retained The Hay Group as its independent compensation consultant. In 2005, the independent compensation consultant assisted the Compensation Committee with regard to comparative market data regarding compensation, the companies with which Mattel compares its compensation programs and practices, aspects of compensation paid to senior executives of Mattel, incentive concepts, financial and other performance measures and equity incentive plans. Specifically, The Hay Group advised the Compensation Committee with regard to, among other things: base salaries, the achievement of performance goals for 2004 under the 2002 Mattel Incentive Plan (the “MIP”), the establishment of performance goals and award levels for 2005 under the MIP, the establishment of performance goals and award levels for a Long-Term Incentive Plan performance cycle beginning in 2005, the design of the Mattel, Inc. 2005 Equity Compensation Plan (the “2005 Plan”), grants of equity compensation, acceleration of the vesting of certain stock options, the design of the Mattel, Inc. 2005 Supplemental Executive Retirement Plan (the “2005 SERP”), the compensation of Mattel’s Chief Executive Officer and the compensation of non-employee members of Mattel’s Board of Directors. The Hay Group also advised the Compensation Committee with regard to Mattel’s severance obligations to Mr. Bousquette.

Review of Total Compensation “Tally Sheets”

In 2005, the Compensation Committee reviewed “tally sheets” of the compensation and benefits of each named executive officer and each other executive officer who reports directly to the Chief Executive Officer, and discussed the tally sheets with the Compensation Committee’s independent compensation consultant. At the Compensation Committee’s suggestion, the tally sheets were also reviewed with the full Board of Directors.

Base Salaries

The Compensation Committee establishes the base salaries of executive officers at levels it determines to be appropriate in light of the duties and scope of responsibilities of each officer’s position. The Compensation Committee reviews executive officer salaries regularly, usually at least once every 12 months, and makes adjustments as warranted to reflect continued individual contributions, sustained performance and competitive market factors. The Compensation Committee measures individual contributions and performance against total annual compensation, rather than against base salary alone. During 2005, the Compensation Committee did not increase the base salary of Mr. Eckert. As part of a regular review of executive salaries in the ordinary course, increases were made, effective February 2005, to the annual base salaries of Mr. Bousquette, Mr. Friedman, Mr. Farr, Mr. Debrowski and Mr. Stockton. In October 2005, Mattel announced the consolidation of its previously existing Mattel Brands and Fisher-Price Brands divisions into a new division called Mattel Brands. In connection with Mr. Friedman’s promotion to the newly created position of President of the consolidated Mattel Brands division, the Compensation Committee increased Mr. Friedman’s base salary, in recognition of the increased responsibilities of his new position; and at the same time, the Compensation Committee increased Mr. Stockton’s base salary. In making these salary adjustments, the Compensation Committee reviewed competitive compensation data, relied upon the advice of the Compensation Committee’s independent compensation consultant and exercised its business judgment.

Annual Incentives

Certain employees of Mattel and its subsidiaries are eligible for annual cash incentive compensation under the 2002 Mattel Incentive Plan (the “MIP”), which was approved by Mattel’s stockholders in 2002. The performance objectives used to determine payments under the MIP may be based on one or more of a variety of different financial business criteria with respect to (1) Mattel, (2) Mattel’s worldwide operations, regional operations, country specific operations and/or subsidiaries, business units, affiliates, corporations, divisions, groups, functions or employees and/or (3) Mattel’s brands, groups of brands or specific brands. In the first quarter of each year, the Compensation Committee establishes the performance goals that must be achieved for that year in order for annual incentive payments to be made. The performance goals for named executive officers are based on objective formulae or standards, as required to qualify for the exception from Internal Revenue Code Section 162(m) for performance-based compensation. For other employees, the Compensation Committee has the discretion to establish performance goals based on other standards, including individual performance goals, business and personal contributions and management discretion.

In March 2005, the Compensation Committee established performance goals and formulae for 2005 under the MIP. These goals and formulae were based on the following criteria for the following named executive officers: (a) the overall corporate financial performance of Mattel and achievement of objectively measurable strategic initiatives, for each of the following officers: Mr. Eckert, Mr. Farr and Mr. Debrowski; (b) the overall corporate financial performance of Mattel, the financial performance of the executive’s respective business unit and achievement of objectively measurable strategic initiatives, for each of the following officers: Mr. Bousquette and Mr. Friedman; and (c) with regard to Mr. Stockton, the overall corporate financial performance of Mattel, the financial performance of the International, Mattel Brands and Fisher-Price Brands business units and achievement of objectively measurable strategic initiatives.

At the time they were set, all of the 2005 performance goals were substantially uncertain to be achieved. The goals were set at threshold, target and maximum levels. The performance goals with respect to the overall corporate financial performance of Mattel were based upon net operating profit after taxes less a capital charge. The performance goals with regard to the financial performance of each business unit were based on the business unit’s U.S. operating profit less an inventory charge and the business unit’s international operating profit at planned overhead less an inventory charge. The specific numbers used with regard to these performance goals are highly sensitive and confidential. With regard to the objectively measurable strategic initiatives, which are highly sensitive and confidential in nature, the Compensation Committee established several sets of precise measures and determined the relative weight given to each set, and the Compensation Committee established rules as to how many of the precise measures needed to be achieved within each set in order to reach the threshold, target and maximum levels. For 2005, the maximum amounts that named executive officers were eligible to receive under the MIP ranged from 90% to 200% of base salary.

In determining the performance goals and award levels for each named executive officer for 2005 under the MIP, the Compensation Committee reviewed competitive data regarding total executive compensation, relied upon the advice of the Compensation Committee’s independent compensation consultant and exercised its business judgment.

With regard to the year 2005, Mattel achieved the overall corporate financial performance goals at the threshold level; the Mattel Brands business unit did not achieve its financial performance goals at the threshold level; the Fisher-Price Brands business unit achieved its financial performance goals at a level slightly above the target level; and the International business unit did not achieve its financial performance goals at the threshold level. Some of the objectively measurable strategic initiatives were achieved and some were not; overall, the threshold level was not achieved with regard to the objectively measurable strategic initiatives. Annual incentive payments under the MIP to Mr. Eckert, Mr. Debrowski, Mr. Farr, Mr. Neil Friedman and Mr. Stockton were calculated and paid accordingly, as shown in the Summary Compensation Table.

Long-Term Incentive Plan

Executive officers and certain other employees of Mattel are eligible for long-term incentive compensation under the Mattel, Inc. 2003 Long-Term Incentive Plan (the “LTIP”), which was approved by Mattel’s stockholders in 2003. Awards under the LTIP are based on Mattel’s financial performance over the cycle relative to performance targets relating to its long-range financial goals and are paid in the quarter following the end of the performance cycle.

In March 2005, the Compensation Committee established the performance targets for the January 1, 2005-December 31, 2007 LTIP performance cycle. For the 2005-2007 performance cycle, the Compensation Committee based the performance targets on net operating profit after taxes less a capital charge. The specific numbers used with regard to these performance targets are highly sensitive and confidential. In March 2005, the Compensation Committee established the level of each executive’s participation and threshold, target and maximum levels for the performance criteria that have to be achieved before payments will be made under the LTIP at the threshold, target and maximum payout levels. These performance criteria included criteria for (a) a cumulative payment based on cumulative financial performance over the entire 2005-2007 performance cycle; and (b) if there is no cumulative payment, a payment at a reduced rate based upon financial performance during fiscal year 2007. At the time that they were set, the goals that the Compensation Committee established were substantially uncertain to be achieved.

In determining the performance goals and award levels for each executive under the 2003-2006 and 2005-2007 LTIP performance cycles, the Compensation Committee reviewed competitive data regarding total executive compensation, relied upon the advice of the Compensation Committee’s independent compensation consultant and exercised its business judgment.

In March 2005, the Compensation Committee amended the LTIP to provide that awards and payments under the LTIP for performance cycles beginning on or after January 1, 2005 may be subject to cancellation, reduction and recapture under certain circumstances.

Equity-Based Incentive Compensation

2005 Equity Compensation Plan

At the Annual Meeting of Stockholders on May 19, 2005, the stockholders of Mattel approved the Mattel, Inc. 2005 Equity Compensation Plan (the “2005 Plan”). Prior to the approval of the 2005 Plan, Mattel had in place an Amended and Restated 1996 Stock Option Plan (the “1996 Plan”) and a 1999 Stock Option Plan (the “1999 Plan”). As a result of the approval of the 2005 Plan by the stockholders, the 1996 Plan and the 1999 Plan terminated on May 19, 2005, except with regard to grants already outstanding under the 1996 Plan and the 1999 Plan. No further grants under the 1996 Plan or the 1999 Plan have been made, nor can they be made, after May 19, 2005.

The 2005 Plan authorizes the Compensation Committee to make grants and awards of stock options, stock appreciation rights, restricted stock, restricted stock units, dividend equivalent rights and other stock-based awards. Stock options are granted under the 2005 Plan with an exercise price equal to the market price of Mattel’s common stock on the date of grant and generally vest over three years. This approach is designed to motivate management to increase stockholder value over the long term, because the full benefit of the compensation package cannot be realized unless stock price appreciation occurs over a number of years.

Grants of Equity Compensation to Named Executive Officers in 2005

In March 2005, a grant of 7,500 shares of restricted stock was made to Mr. Bousquette and a grant of 5,000 shares of restricted stock was made to Mr. Stockton. The grants were made pursuant to the 1996 Plan and provided for vesting of the shares on March 16, 2006, the first anniversary of the grant date. In authorizing the grants, the Compensation Committee noted that each executive’s business unit presented challenges as to which the executive’s leadership would be critical over the year, and determined in its business judgment, with input from the Compensation Committee’s independent compensation consultant, that awards of restricted stock would provide appropriate retention and compensation enhancements for such period.

In August 2005, Mr. Eckert, Mr. Bousquette, Mr. Debrowski, Mr. Farr, Mr. Neil Friedman and Mr. Stockton were granted options to purchase 375,000, 250,000, 100,000, 125,000, 250,000 and 100,000 shares of Mattel common stock, respectively, pursuant to the 2005 Plan. The exercise price per share of the options is equal to the closing price per share of Mattel common stock on the date of grant. The options vest and become exercisable as follows: as to 10% of the shares six months after the grant date, as to an additional 10% of the shares one year after the grant date, and as to an additional 20% of the shares every six months thereafter, with the options becoming fully exercisable on the third anniversary of the grant date. The options expire no later than ten years from the date of grant. The primary basis for the Compensation Committee’s granting of such options was to recognize the executives as key leaders of the company and to provide them with strong incentives to increase Mattel’s stockholder value during the term of the options. The Compensation Committee reviewed competitive data regarding equity incentive levels, relied upon the advice of the Compensation Committee’s independent compensation consultant and exercised its business judgment in determining the number of options to grant.

In October 2005, in connection with Mr. Friedman’s promotion to the position of President, Mattel Brands, Mr. Friedman received a grant of 25,000 restricted stock units (“RSUs”) with dividend equivalents pursuant to the 2005 Plan, in recognition of the increased responsibilities of his new position. The RSUs vest in full on the third anniversary of the grate date. In making this grant to Mr. Friedman, the Compensation Committee considered input from its independent compensation consultant and exercised its business judgment.

Acceleration of Vesting of Stock Options

In December 2005, the Compensation Committee approved the acceleration of vesting of all outstanding unvested stock options with an exercise price of $16.09 or greater granted to employees other than Mattel’s Chairman and Chief Executive Officer under the 1996 Plan, the 1999 Plan and the 2005 Plan. Options held by non-employee members of the Board of Directors were excluded from the acceleration. The effective date of the acceleration was December 28, 2005; on such date, the closing price of Mattel’s common stock on the New York Stock Exchange was $15.95 per share.

The options as to which vesting was accelerated have exercise prices per share ranging from $16.09 to $22.52 and a weighted average exercise price per share of $18.34. As a result of the acceleration, options for approximately 12.4 million shares became immediately exercisable. Typically, stock options granted to employees under the 1996 Plan, the 1999 Plan and the 2005 Plan vest over a three-year period. The number of shares subject to, and exercise prices of, the options as to which vesting was accelerated remain unchanged.

Of the approximately 12.4 million shares subject to options as to which vesting was accelerated, approximately 1.7 million, or approximately 14%, correspond to options held by Mattel’s executive officers as a group. With regard to the accelerated options held by Mattel’s named executive officers and other executive officers reporting directly to the Chief Executive Officer, Mattel imposed a restriction consisting of a holding period on shares underlying the portion of such options as to which vesting was accelerated. Pursuant to this restriction, each such executive officer is required to refrain from selling any shares acquired upon exercise of any portion of such options that was accelerated, until the earlier of (a) the date on which the portion of the option being exercised by such executive officer would have become vested pursuant to the option’s original vesting schedule or (b) the date on which such executive officer ceases to be an executive officer of Mattel.

The primary purpose of the accelerated vesting was to enable Mattel to avoid recognizing future compensation expense associated with the accelerated stock options under the adoption by Mattel in 2006 of FASB Statement No. 123R, “Share-Based Payment.” Mattel expects the accelerated vesting to reduce the pre-tax stock compensation expense it otherwise would be required to record by approximately $30 million over the period from 2006 through 2008. Also, there may be future benefits for the provision of income taxes for financial reporting purposes.

Stock Ownership Guidelines

The Compensation Committee believes that significant equity interests in Mattel held by its executives more closely align the interests of stockholders and management. In light of this belief, Mattel has established stock ownership guidelines that apply to the named executive officers and certain other executive officers. Those executive officers to whom the guidelines apply have up to five years to attain target minimum levels of stock ownership, based on an ascending scale commensurate with their level in Mattel. Compliance with these guidelines, while not mandatory, is taken into consideration when the Compensation Committee makes equity grants.

Other Executive Compensation and Benefits

The Compensation Committee is also responsible for, and periodically reviews, other elements of the compensation and benefits of executive officers.

Supplemental Executive Retirement Plans

In late 2004, as part of the American Jobs Creation Act, the federal income tax law governing non-qualified deferred compensation arrangements was significantly revised. Benefits provided under the Mattel, Inc. Amended and Restated Supplemental Executive Retirement Plan, as amended (the “SERP”), that were not considered to have been earned and vested as of December 31, 2004, were subject to the new law. The SERP was originally adopted by Mattel effective May 1, 1996, and amended effective November 4, 1999.

In response to this tax law change, on March 16, 2005, the Compensation Committee approved freezing the SERP as of December 31, 2004, in order to ensure that SERP benefits that are not subject to the new tax law continue to be provided under the terms of the SERP as in effect when it was frozen, without adverse tax consequences for the participants. At the same time, the Compensation Committee approved the Mattel, Inc. 2005 Supplemental Executive Retirement Plan (the “2005 SERP”). The 2005 SERP provides for supplemental retirement benefits that are subject to the new tax law, on terms and conditions intended to comply with the new tax law.

The 2005 SERP has two purposes: to help retain selected key Mattel executives by providing them with retirement benefits more consistent with current competitive practices than those provided under the SERP; and for SERP participants who are not eligible for these enhanced benefits, to provide continued benefit accruals under the formula of the SERP, but on terms and conditions that comply with the requirements of the new tax law. The latter benefits are referred to as “Part A Benefits” and the enhanced benefits are referred to as “Part B Benefits.” Participants who receive Part B Benefits generally will not receive Part A Benefits.

All participants in the SERP who are employed with Mattel as of January 1, 2005, are automatically participants in the 2005 SERP with Part A Benefits, including named executive officers Mr. Eckert, Mr. Debrowski, Mr. Farr, Mr. Neil Friedman and Mr. Stockton. All of such named executive officers have been designated to receive Part B Benefits.

With regard to the design of the 2005 SERP, the Compensation Committee received advice from its independent compensation consultant, reviewed information with regard to competitive compensation practices, and exercised its business judgment.

Additional information regarding the 2005 SERP is set forth below under “Retirement Plans.”

Deferred Compensation and PIP Excess Plan

Executive officers and other Mattel employees also participate in the Mattel, Inc. Deferred Compensation and PIP Excess Plan (the “DCPEP”), a non-qualified deferred compensation plan that provides for deferral of compensation in excess of the amounts that are legally permitted to be deferred under the Mattel, Inc. Personal Investment Plan (the “PIP”), Mattel’s tax-qualified 401(k) savings plan. Participants in the DCPEP are permitted to direct the investment of their deferred compensation accounts, choosing from a range of investment choices.

Perquisites

Mattel also provides its executive officers and certain other employees with various perquisites. As to Mattel’s named executive officers, perquisites are described under “Employment Agreements.”

Amendment to Mr. Debrowski’s Employment Agreement

On October 12, 2005, Mattel and Mr. Debrowski entered into a letter agreement amending Mr. Debrowski’s employment agreement. The amendment concerned Mr. Debrowski’s entitlement to severance benefits after a “Change of Control” (as defined in the employment agreement) of Mattel. Specifically, the amendment provided that if Mr. Debrowski were to terminate his employment with Mattel for any reason during the 30-day period following the six-month anniversary of a “Change of

Control,” he would be entitled to the same severance benefits as are required to be paid under the employment agreement if he were to terminate his employment for “Good Reason” (as defined in the employment agreement) within 18 months following a “Change of Control.” The purpose of the amendment was to bring the provision in Mr. Debrowski’s employment agreement into alignment with similar provisions in the employment agreements of Mattel’s other named executive officers.

Separation Agreement with Mr. Bousquette

On December 22, 2005, Mattel and Mr. Bousquette entered into a Separation Agreement dated as of December 15, 2005. The Separation Agreement generally implemented the provisions of Mr. Bousquette’s employment agreement intended to apply to Mr. Bousquette following a termination of his employment. See “Employment Agreements—Separation Agreement with Mr. Bousquette.” The Compensation Committee received advice from its independent compensation consultant with regard to Mattel’s severance obligations to Mr. Bousquette pursuant to the terms of his employment agreement.

Consulting Agreement with Mr. Bousquette

On December 22, 2005, Mattel and Mr. Bousquette entered into a Consulting Agreement dated as of December 15, 2005 pursuant to which Mr. Bousquette agreed to make himself available to render consulting services to Mattel during the period beginning January 1, 2006 and ending December 31, 2007, in exchange for cash compensation of $750,000 per year, subject to the terms and conditions set forth in the Consulting Agreement. In approving the Consulting Agreement, the Compensation Committee exercised its business judgment, considering among other things the value to Mattel of having Mr. Bousquette available to provide consulting services to Mattel after the termination of his employment.

The Consulting Agreement includes a provision that, to avoid a conflict of interest, during the consulting period Mr. Bousquette will not provide services to entities with significant involvement in marketing, developing or selling toys, and he will not induce or solicit Mattel’s employees to leave their employment.

Compensation of the Chief Executive Officer

Mr. Eckert’s Employment Agreement dated as of October 18, 2000, effective as of May 16, 2000, established the terms and conditions of his employment with Mattel, including a minimum base salary, minimum levels of participation in incentive plans, the minimum benefits to which he was entitled under the compensation plans available to Mattel’s executive officers and payments or benefits to which he would be entitled upon termination of his employment. See “Employment Agreements” below. The Compensation Committee typically reviews the base salary of the Chief Executive Officer at least every 12 months pursuant to the same policies the Compensation Committee uses to evaluate the base salaries of the other executive officers. Mr. Eckert’s base salary was reviewed by the Compensation Committee during the year 2005 and was not increased.

In March 2005, the Compensation Committee approved an amendment to Mr. Eckert’s employment agreement. The amendment grants Mr. Eckert the use of company aircraft for personal use up to 60 hours per year while he serves as Chief Executive Officer, and an amount adequate to pay his income taxes on the amount of imputed income he receives as a result of this benefit and the payment of his taxes. In determining to grant this benefit to Mr. Eckert, the Compensation Committee was advised by its independent compensation consultant and took note of Mr. Eckert’s personal travel schedule, which has been extensive, due to personal family obligations that will continue to result in frequent air travel. The Compensation Committee reviewed a detailed financial analysis of the out-of-pocket costs and tax consequences to Mattel of providing this benefit. The Compensation Committee believes that providing this benefit as part of Mr. Eckert’s compensation will benefit Mattel and its shareholders by minimizing the disruptions and burdens of Mr. Eckert’s personal travel.

Multiple components of Mr. Eckert’s compensation are tied directly to Mattel’s financial performance. Mr. Eckert’s stock options and deferrable restricted stock units are tied to Mattel’s financial performance in that the value of these equity securities is directly determined by the market value of Mattel’s stock. In 2005, the Compensation Committee awarded to Mr. Eckert an option under the 2005 Plan to purchase 375,000 shares of Mattel common stock. The purpose of this award was to provide Mr. Eckert with a continuing incentive to increase Mattel’s stock value during the term of the option. The Compensation Committee reviewed competitive data regarding total compensation packages and equity incentive levels for officers in Chairman and Chief Executive Officer positions, relied upon the advice of its independent compensation consultant and exercised its business judgment in making this grant to Mr. Eckert.

Mr. Eckert participates in Mattel’s annual incentive plan, the MIP. As explained above, the Compensation Committee met in March 2005 to establish performance goals under the MIP for the year 2005. Mr. Eckert’s performance goals were based upon two types of goals: Mattel’s overall corporate financial performance, specifically Mattel’s net operating profit after taxes less a capital charge, and achievement of objectively measurable strategic initiatives. The performance goals were set at threshold, target and maximum levels. Consistent with the terms of Mr. Eckert’s employment agreement, if both types of goals were achieved at the maximum level, his annual bonus opportunity was $2,500,000 (200% of his base salary), and if both types of goals were achieved at the target level, his annual bonus opportunity was $1,250,000 (100% of his base salary). If both types of goals were achieved at the threshold level, his bonus opportunity was $625,000 (50% of his base salary), and achievement on both types of goals below the threshold level would have resulted in no MIP payment to Mr. Eckert. With regard to the year 2005, Mattel achieved overall corporate financial performance at the threshold level, but the threshold level was not achieved with regard to the objectively measurable strategic initiatives. As a result, Mr. Eckert received an annual bonus of $468,750.

Mr. Eckert also participates in the LTIP. In March 2005, the Compensation Committee established goals under the LTIP for a plan cycle that began January 1, 2005 and ends on December 31, 2007. As explained above, Mr. Eckert’s performance goals under the LTIP are based exclusively upon Mattel’s corporate financial performance, specifically Mattel’s net operating profit after taxes less a capital charge. The goals were set at threshold, target and maximum levels; under the criteria established by the Compensation Committee, achievement of financial performance below the threshold level would result in no LTIP payment to Mr. Eckert, and achievement at the threshold, target or maximum levels would result in payments of $3,000,000, $6,000,000 or $12,000,000, respectively. The criteria established by the Compensation Committee included criteria for (a) a cumulative payment based on cumulative financial performance over the entire 2005-2007 performance cycle; and (b) if there is no cumulative payment, a payment at a reduced rate based upon financial performance during fiscal year 2007.

Internal Revenue Code Section 162(m)

As one of the factors in its review of compensation matters, the Compensation Committee considers the anticipated tax treatment to Mattel and to its executives of various payments and benefits. The deductibility of some types of compensation payments depends upon the timing of an executive’s vesting or exercise of previously granted rights or on whether such compensation qualifies for the exemption for “performance-based” compensation under the provisions of Internal Revenue Code Section 162(m). Furthermore, interpretations of and changes in the tax laws and other factors beyond the Compensation Committee’s control also affect the deductibility of compensation. For these and other reasons, the Compensation Committee will not necessarily limit executive compensation to the amount deductible under Internal Revenue Code Section 162(m). The Compensation Committee will consider various alternatives to preserve the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives.

COMPENSATION COMMITTEE

John L. Vogelstein (Chair)

Eugene P. Beard

Dr. Andrea L. Rich

G. Craig Sullivan

March 15, 2006

PERFORMANCE GRAPH

The following graph compares the performance of Mattel common stock with that of the S&P 500 Index and the S&P 500 Consumer Staples Index. The Cumulative Total Return listed below assumes an initial investment of $100 on December 31, 2000 and reinvestment of dividends.

Comparison of Five Year Cumulative Total Return

Mattel, Inc., S&P 500 and S&P 500 Consumer Staples Index

2000 to 2005

CUMULATIVE TOTAL RETURN	2000	2001	2002	2003	2004	2005
Mattel, Inc.	$100.00	$119.46	$133.35	$136.97	$141.73	$118.68
S&P 500	$100.00	$88.15	$68.79	$88.29	$97.77	$102.50
S&P 500 Consumer Staples Index	$100.00	$93.56	$89.70	$99.89	$107.97	$111.80

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning total compensation earned or paid to (1) the Chief Executive Officer, (2) each of the four other most highly compensated executive officers of Mattel who served in such capacities on December 31, 2005 and (3) Matthew C. Bousquette, former President of the former Mattel Brands division of Mattel (collectively, the “Named Executive Officers”), for service during each of the last three fiscal years.

Long-Term Compensation
		Annual Compensation			Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Other Annual Compensation ($)(2)	Restricted Stock Awards ($)(3)	Securities Underlying Options (#)	LTIP Payout ($)	All Other Compensation ($)(4)
Robert A. Eckert Chairman of the Board and Chief Executive Officer	2005 2004 2003	1,250,000 1,250,000 1,250,000	468,750 984,344 633,998	110,752 — —	— — —	375,000 375,000 375,000	— — —	140,724 1,365,041 10,961,642

Thomas A. Debrowski Executive Vice President, Worldwide Operations	2005 2004 2003	681,154 660,000 655,000	154,125 311,840 200,851	— — —	— — —	100,000 100,000 100,000	— — —	100,762 73,416 72,833

Kevin M. Farr Chief Financial Officer	2005 2004 2003	696,154 675,000 670,833	157,500 318,927 205,415	— — —	— — —	125,000 125,000 125,000	— — —	72,648 291,387 2,026,540

Neil B. Friedman President, Mattel Brands	2005 2004 2003	944,615 900,000 891,667	544,200 466,614 580,957	— — —	378,750 — —	250,000 250,000 250,000	— — —	63,249 55,197 1,190,305

Bryan G. Stockton Executive Vice President, International	2005 2004 2003	632,692 600,000 587,500	145,600 154,265 296,065	— — —	103,500 — —	100,000 100,000 125,000	— — —	70,407 67,051 63,191

Matthew C. Bousquette (5) Former President, Former Mattel Brands Division	2005 2004 2003	893,654 900,000 891,667	— 269,010 307,895	71,432 71,772 82,310	155,250 — —	250,000 250,000 250,000	— — —	5,520,772 93,656 1,082,232

(1)	Bonus amounts for Mr. Eckert, Mr. Debrowski, Mr. Farr and Mr. Friedman for 2005 represent amounts paid pursuant to the 2002 Mattel Incentive Plan (the “MIP”). For more information, see “Report of the Compensation Committee—Annual Incentives.” The bonus amount for Mr. Stockton for 2005 represents (a) $95,600 paid pursuant to the MIP and (b) a Special Achievement Award in the amount of $50,000. The Special Achievement Award was made to recognize Mr. Stockton’s extraordinary efforts on international integration relating to the consolidation of the former Mattel Brands and Fisher-Price Brands divisions into the new Mattel Brands division as announced in October 2005.

(2)	Includes the following amounts for 2005: (a) with respect to Mr. Eckert, incremental costs to Mattel of $71,617 relating to personal use by Mr. Eckert of company aircraft, including a tax gross-up of $9,297 on $12,581 of income that was imputed to Mr. Eckert for tax purposes as a result of such personal use; and (b) with respect to Mr. Bousquette, $27,325 of financial counseling services and a related tax gross-up of $23,044.

(3)

The amount shown with regard to Mr. Friedman relates to a grant of 25,000 restricted stock units (“RSUs”) to Mr. Friedman on October 18, 2005 pursuant to the 2005 Plan; the closing price of Mattel’s common stock on such date was $15.15 per share. The RSUs will vest in full on the third anniversary of the date of grant and are accompanied by dividend equivalent rights. Pursuant to such dividend equivalent rights, the number of RSUs was automatically increased on

December 16, 2005 when Mattel made a cash dividend payment to its stockholders. The closing price of Mattel’s common stock on December 30, 2005 (the last trading day of the year 2005) was $15.82 per share, and thus the value of Mr. Friedman’s RSUs on December 31, 2005, calculated by multiplying the number of RSUs outstanding on such date by $15.82, was $407,476. (The number of RSUs outstanding on December 31, 2005 includes additional RSUs received by Mr. Friedman pursuant to dividend equivalent rights, in connection with a cash dividend paid by Mattel to its stockholders on December 16, 2005.)

The amount shown with regard to Mr. Stockton relates to a grant of 5,000 shares of restricted stock to Mr. Stockton on March 16, 2005 pursuant to the 1996 Plan; the closing price of Mattel’s common stock on such date was $20.70 per share. The terms of the grant provided for payment of cash dividends to Mr. Stockton as would be paid to any other stockholder of Mattel, and provided that the shares would vest in full on March 16, 2006, which they did. The closing price of Mattel’s common stock on December 30, 2005 (the last trading day of the year 2005) was $15.82 per share, and thus the value of Mr. Stockton’s restricted stock on December 31, 2005, calculated by multiplying the number of shares of restricted stock outstanding on such date by $15.82, was $79,100.

The amount shown with regard to Mr. Bousquette relates to a grant of 7,500 shares of restricted stock to Mr. Bousquette on March 16, 2005 pursuant to the 1996 Plan; the closing price of Mattel’s common stock on such date was $20.70 per share. The terms of the grant provided for payment of cash dividends to Mr. Bousquette as would be paid to any other stockholder of Mattel, and provided that the shares would vest in full on March 16, 2006. As a result of the termination of Mr. Bousquette’s employment with Mattel on December 15, 2006, the shares of restricted stock were forfeited in their entirety by Mr. Bousquette. Thus, the value of such shares as of December 31, 2005 was zero.

(4)	The 2005 amounts also include premiums on life insurance provided by Mattel for Mr. Eckert, Mr. Debrowski, Mr. Farr, Mr. Friedman, Mr. Stockton and Mr. Bousquette of $2,622, $4,902, $2,411, $9,456, $2,622 and $3,250, respectively; contributions by Mattel on the executives’ behalf to Mattel’s Personal Investment Plan and Mattel’s Deferred Compensation and PIP Excess Plan of $134,158, $76,319, $69,462, $36,231, $67,010 and $89,327, respectively; and premiums on personal liability insurance provided by Mattel in the amount of $775 for each of Mr. Eckert, Mr. Debrowski, Mr. Farr, Mr. Friedman, Mr. Stockton and Mr. Bousquette. The 2005 amount for Mr. Eckert also includes $3,169 in respect of premiums on additional life insurance provided by Mattel pursuant to Mr. Eckert’s employment agreement. The 2005 amount for Mr. Debrowski also includes a gross-up amount of $18,766 with respect to Medicare taxes on the value of vested benefits under Mattel’s supplemental executive retirement plans. The 2005 amount for Mr. Friedman also includes the following gross-up amounts with respect to Medicare taxes: $12,617 on the value of vested benefits under Mattel’s supplemental executive retirement plans and $4,170 on the value of vested benefits under the Fisher-Price Section 415 Excess Benefit Plan. The 2005 amount for Mr. Bousquette also includes a lump-sum payment of $5,427,420 pursuant to the Separation Agreement between Mattel and Mr. Bousquette, as described below under “Employment Agreements—Separation Agreement with Matthew C. Bousquette.”

(5)	As of December 15, 2005, Mr. Bousquette’s employment with Mattel terminated.

OPTION/SAR GRANTS IN THE LAST FISCAL YEAR

	Individual Grants(1)				Grant Date Present Value($)(2)
Name	Number of Securities Underlying Options Granted(#)(1)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date
Robert A. Eckert	375,000	4.9%	18.71	8/1/2015	1,680,000
Thomas A. Debrowski	100,000	1.3%	18.71	8/1/2015	448,000
Kevin M. Farr	125,000	1.6%	18.71	8/1/2015	560,000
Neil B. Friedman	250,000	3.3%	18.71	8/1/2015	1,120,000
Bryan G. Stockton	100,000	1.3%	18.71	8/1/2015	448,000
Matthew C. Bousquette	250,000	3.3%	18.71	3/15/2006	1,120,000

(1)	These awards of non-qualified stock options were made pursuant to the 2005 Plan on August 1, 2005, with an exercise price of $18.71 per share, which was the closing price per share of Mattel common stock on the date of grant. The original vesting schedule for the options provided for the following vesting dates: with respect to 10% of the shares, February 1, 2006; with respect to an additional 10% of the shares, August 1, 2006; and with respect to an additional 20% of the shares, on each of February 1, 2007, August 1, 2007, February 1, 2008 and August 1, 2008. The options will expire no later than August 1, 2015. Mr. Bousquette’s employment with Mattel terminated on December 15, 2005, and as a result his stock option granted on August 1, 2005 expired on March 15, 2006 (90 days after his termination). As discussed in “Report of the Compensation Committee,” the vesting of the options held by Messrs. Debrowski, Farr, Friedman and Stockton was accelerated on December 28, 2005 and such options became immediately exercisable on such date, subject to a holding period restriction as to the shares underlying such options. The 2005 Plan and the executives’ respective employment agreements have provisions about the impact of a change of control, death, disability, retirement and termination of employment on the exercisability of options; the employment agreement provisions are described below under “Employment Agreements.”

(2)	Amounts shown are estimates of the grant date present value of the options calculated using a variation of the Black-Scholes pricing model based on the following weighted-average assumptions: 4.12% risk-free rate; 4.87-year expected life; 2.41% dividend yield; 27.30% volatility factor; and the exercise price as set forth in the table above. The actual value, if any, an executive may realize will depend upon the excess of the stock price over the exercise price on the date the option is exercised, so there is no assurance that the value realized by the executive will be at or near the amount shown.

OPTION/SAR EXERCISES AND YEAR-END VALUE TABLE

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

Name	Shares Acquired on Exercise(#)	Value Realized($)	Number of Securities Underlying Unexercised Options/SARs at FY-End(#)		Value of Unexercised In-the-Money Options/SARs at FY-End($)(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Robert A. Eckert	—	—	3,750,000	750,000	13,710,000	—
Thomas A. Debrowski	—	—	710,000	—	250,938	—
Kevin M. Farr	100,000	1,016,733	1,015,625	—	2,422,500	—
Neil B. Friedman	—	—	1,900,000	—	4,695,000	—
Bryan G. Stockton	—	—	600,000	—	228,063	—
Matthew C. Bousquette	—	—	1,973,750	—	4,695,000	—

(1)	This table gives information for options exercised by each of the Named Executive Officers in 2005 and the value of unexercised in-the-money options at the fiscal year-end. The value of unexercised in-the-money options/SARs at fiscal year-end is calculated as the excess of the market value of the underlying shares, based on the $15.82 closing price per share of Mattel’s common stock on December 30, 2005 (the last trading day of the year), over the exercise price for those shares.

LONG-TERM INCENTIVE PLANS(1)

Name	Number of Shares, Units or Other Rights (#)	Performance or Other Period Until Maturation or Payout	Estimated Future Payouts under Non-Stock Price-Based Plans
			Threshold ($)	Target ($)	Maximum ($)
Robert A. Eckert	—	12/31/07	3,000,000	6,000,000	12,000,000
Thomas A. Debrowski	—	12/31/07	750,000	1,500,000	3,000,000
Kevin M. Farr	—	12/31/07	750,000	1,500,000	3,000,000
Neil B. Friedman	—	12/31/07	1,250,000	2,500,000	5,000,000
Bryan G. Stockton	—	12/31/07	750,000	1,500,000	3,000,000
Matthew C. Bousquette	—	12/31/07	1,250,000	2,500,000	5,000,000

(1)	The table provides information regarding a performance cycle under Mattel’s LTIP that began in 2005. In March 2005, the Compensation Committee established the performance targets for the January 1, 2005-December 31, 2007 performance cycle. For the 2005-2007 cycle, the Compensation Committee based the performance targets on net operating profit after taxes less a capital charge. In March 2005, the Compensation Committee established the level of each executive’s participation and threshold, target and maximum levels for the performance criteria that have to be achieved before payments will be made under the LTIP at the threshold, target and maximum payout levels. These performance criteria included criteria for (a) a cumulative payment based on cumulative financial performance over the entire 2005-2007 performance cycle; and (b) if there is no cumulative payment, a payment at a reduced rate based upon financial performance during fiscal year 2007.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2005 regarding existing compensation plans (including individual compensation arrangements) under which equity securities of Mattel are authorized for issuance:

Plan Category	(a) Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)	(c) Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders(1)	44,573,023	$18.90	42,471,809	(2)
Equity compensation plans not approved by security holders(3)	3,278,377	$13.58	685,468	(4)
Total	47,851,400	$18.53	43,157,277	(4)

(1)	Consists of the LTIP, the Amended and Restated Mattel 1990 Stock Option Plan, the Amended and Restated 1996 Stock Option Plan (the “1996 Plan”), the Mattel, Inc. 1997 Premium Price Stock Option Plan (the “1997 Plan”), the Mattel, Inc. 2005 Equity Compensation Plan (the “2005 Plan”) and equity compensation plans assumed by Mattel in connection with mergers and acquisitions of the companies that originally established those plans. No additional options may be granted under the assumed plans.

(2)	The maximum number of shares of Mattel common stock for which grants may be made under the 2005 Plan is 50 million. For purposes of calculating the shares that remain available for grants under the 2005 Plan, each stock option or SAR is treated as using one available share for each share actually subject to the grant, and each other type of grant (referred to as “full-value grants”) is treated as using more than one available share for each share actually subject to the grant. This higher debiting rate for full-value grants is referred to as the “full-value share debiting rate.” The 2005 Plan calls for an initial full-value share debiting rate of three-to-one, which may be replaced by a higher rate (such as four-to-one or five-to-one) if the Compensation Committee so determines.

These different debiting rates for full-value grants, on the one hand, and stock options and SARs, on the other hand, are designed to reflect the possibility that full-value grants may be more dilutive than stock options and SARs. Having a higher debiting rate for full-value grants is intended to protect Mattel’s existing stockholders from the possibly greater dilutive effect of full-value grants.

If a stock option or SAR expires without having been exercised, or is settled for cash in lieu of shares, the shares subject to the grant will be added back to the number of shares remaining available for future grants under the 2005 Plan. If a full-value grant is forfeited or otherwise terminates without the issuance of shares or is settled for cash in lieu of shares, the number of shares remaining available for future grants under the 2005 Plan will be increased by the number of shares not issued as a result, multiplied by three.

The 2005 Plan provides that in the event of a stock dividend, stock split, reverse stock split, share combination, or recapitalization or similar event affecting the capital structure of Mattel, or a merger, consolidation, acquisition of property or shares, separation, spinoff, reorganization, stock rights offering, liquidation, disaffiliation of a subsidiary, affiliate or division, or similar event affecting Mattel, the Compensation Committee or the Board of Directors may in its discretion make such substitutions or adjustments as it deems appropriate and equitable to the aggregate number and kind of shares of common stock or other securities reserved for grants under the 2005 Plan, the limitations described above, the number and kind of shares or other securities subject to outstanding grants, and the maximum number and kind of shares of common stock or other securities to be granted to non-employee directors.

The 2005 Plan also provides that if a grant is made pursuant to the conversion, replacement or adjustment of outstanding equity awards in connection with any acquisition, merger or other business combination or similar transaction involving Mattel (this kind of grant is referred to as a “Substitute Grant”), then the number of shares available under the 2005 Plan will not be reduced as a result, to the extent the Substitute Grant is permitted without stockholder approval by the listing standards of the NYSE.

(3)	Consists of the Mattel 1999 Stock Option Plan (the “1999 Plan”), the Deferred Compensation and PIP Excess Plan (the “Employee Deferred Compensation Plan”) and the Deferred Compensation Plan for Non-Employee Directors (the “Director Deferred Compensation Plan” and, together with the Employee Deferred Compensation Plan, the “Deferred Compensation Plans”).

(4)	Includes shares issuable pursuant to 685,468 deferrable restricted stock units granted to Mr. Eckert under the terms of his employment agreement. Excludes shares issuable to Mattel executive officers and directors under the Deferred Compensation Plans, which are described in more detail below. As of December 31, 2005, there were 164,772 hypothetical shares credited to the accounts of participants in the Deferred Compensation Plans.

Mattel, Inc. 2005 Equity Compensation Plan

The 2005 Plan was approved by Mattel’s stockholders at the 2005 Annual Meeting of Stockholders, and as a result, (a) the 1996 Plan and the 1999 Plan terminated on the date of the 2005 Annual Meeting (May 19, 2005), except with regard to grants then outstanding under the 1999 Plan and the 1996 Plan, and (b) no further grants could be made after such date under the 1999 Plan or the 1996 Plan. By its terms, the 1997 Premium Price Stock Option Plan terminated on December 31, 2002, except with respect to stock options then outstanding under such Plan.

1999 Stock Option Plan

The 1999 Plan was adopted by Mattel’s Board of Directors on November 4, 1999. The 1999 Plan was a non-stockholder approved plan. On May 19, 2005, the 1999 Plan was terminated except with regard to grants then outstanding under the 1999 Plan. Prior to that date, stock options were granted under the 1999 Plan to employees of Mattel (or any parent or subsidiary corporation) who are neither executive officers of Mattel nor members of the Board of Directors of Mattel at the time of the grant. Options under the 1999 Plan are non-qualified options under federal tax law. Options were granted with an exercise price equal to the market price of Mattel’s common stock on the date of grant and generally vest semi-annually over three years. In the event of a change in control (as defined in the 1999 Plan) of Mattel, any unvested options and stock appreciation rights then outstanding would become fully exercisable as of the date of the change in control. As of December 31, 2005, options covering 3,278,377 shares of common stock were outstanding under the 1999 Plan, no shares remained available for future grants, and options covering 6,588,027 shares had been exercised.

Deferred Compensation Plans

Under the Deferred Compensation Plans, participating employees and directors have the opportunity to elect to defer compensation and, under the Employee Deferred Compensation Plan, participating employees are credited with contributions from Mattel. Participants in the Deferred Compensation Plans may direct the manner in which the deferred amounts will be deemed invested, including in a stock equivalent account representing hypothetical shares of common stock of Mattel, which are “purchased” based on the market price prevailing at the time of the deemed purchase. When distributions are made in accordance with the Deferred Compensation Plans, the portion attributable to a participant’s stock equivalent account is distributed in the form of shares of Mattel common stock.

RETIREMENT PLANS

Through December 31, 2004, certain designated Mattel executives, including named executive officers Mr. Eckert, Mr. Debrowski, Mr. Farr, Mr. Friedman and Mr. Stockton, participated in the Mattel, Inc. Amended and Restated Supplemental Executive Retirement Plan, as amended (the “SERP”), which was originally adopted by Mattel effective May 1, 1996, and amended effective November 4, 1999. In late 2004, as part of the American Jobs Creation Act, the federal income tax law governing non-qualified deferred compensation arrangements was significantly revised. Benefits provided under the SERP that are not considered to have been earned and vested as of December 31, 2004, would have been subject to the new law. In response to this tax law change, on March 16, 2005, the Compensation Committee approved freezing the SERP as of December 31, 2004, in order to ensure that SERP benefits that are not subject to the new tax law continue to be provided under the terms of the SERP as in effect when it was frozen, without adverse tax consequences for the participants. At the same time, in response to the tax law change and to a review of competitive practices, the Compensation Committee approved the Mattel, Inc. 2005 Supplemental Executive Retirement Plan (the “2005 SERP”), which provides for supplemental retirement benefits that are subject to the new tax law, on terms and conditions intended to comply with the new tax law, and provides as well for enhanced retirement benefits for certain designated key Mattel executives.

The 2005 SERP has two purposes: to help retain selected key Mattel executives by providing them with retirement benefits more consistent with current competitive practices than those provided under the SERP; and for SERP participants who are not eligible for these enhanced benefits, to provide continued benefit accruals under the formula of the SERP, but on terms and conditions that comply with the requirements of the new tax law. The latter benefits are referred to as “Part A Benefits” and the enhanced benefits are referred to as “Part B Benefits.” Participants who receive Part B Benefits generally receive neither benefits under the SERP nor Part A Benefits under the 2005 SERP.

All participants in the SERP who were employed with Mattel as of January 1, 2005, are automatically participants in the 2005 SERP with Part A Benefits, including Mattel’s named executive officers Mr. Eckert, Mr. Debrowski, Mr. Farr, Mr. Friedman and Mr. Stockton. All of such named executive officers have been designated to receive Part B Benefits.

Under the SERP, in most cases a vested participant with five to 15 years of service will be entitled to a yearly benefit for his or her lifetime beginning at age 60 equal to (1) 25% of the participant’s average annual compensation during the final three years of employment (final average compensation), multiplied by (2) a fraction, not in excess of one, equal to the number of months of service credited to the participant divided by 180. In most cases, a vested participant with more than 15 years of service will be entitled to a yearly benefit for his or her lifetime beginning at age 60 equal to (1) 25% of the participant’s final average compensation, plus (2) an additional 0.1666% for each month of credited service after 15 years, up to a maximum total percentage of 35%. A participant vests upon completing five years of service and attaining age 55. The compensation used in determining final average compensation under the SERP is generally the participant’s average base salary plus bonuses paid under the 2002 Mattel Incentive Plan (the “MIP”) and its predecessor, the Mattel, Inc. Management Incentive Plan (the “Prior MIP”), for the three final years of employment with Mattel. The SERP is unfunded.

As noted above, Part A Benefits under the 2005 SERP are computed in the same manner as the benefits described above under the SERP. Because each named executive officer has been designated to receive Part B Benefits under the 2005 SERP, none of the named executive officers will receive any benefits under the SERP or Part A Benefits under the 2005 SERP.

Part B Benefits under the 2005 SERP will be computed as a yearly benefit for the participant’s lifetime beginning at age 60 equal to (1) 60% of the participant’s final average compensation multiplied by (2) a fraction, not in excess of one, equal to the number of months of service credited to the participant divided by 180, less (3) offsets for employer contributions to the participant’s accounts under the Mattel, Inc. Personal Investment Plan and the Mattel, Inc. Deferred Compensation and PIP Excess Plan and for any benefits to which the participant is entitled under the Fisher-Price Pension Plan and the Fisher-Price Section 415 Excess Benefit Plan. The benefit of a participant whose employment terminates after age 55 but before age 60 is reduced by 0.4167% for each month by which the participant’s age at termination is less than 60. For these purposes, final average compensation includes the participant’s base salary, bonuses paid under the MIP and the Prior MIP, and special achievement bonuses that the Compensation Committee designates to be taken into account for these purposes, during the 36 consecutive months, out of the last 120 consecutive months of employment, during which these amounts are the highest. The 2005 SERP is unfunded.

As under the SERP, in order to receive benefits under the 2005 SERP, a participant must complete five years of service and attain age 55, except that death and disability benefits are paid if the participant dies or becomes disabled after attaining age 45 (subject to offset for long-term disability benefits, in the case of Part B Benefits). In addition, as discussed below, certain named executive officers are required to satisfy certain continued service requirements in order to receive benefits under the 2005 SERP. See “Employment Agreements—Employment Agreements with Thomas A. Debrowski, Kevin M. Farr and Neil B. Friedman.”

The following table shows the estimated annual benefit that would be payable to Part B Benefits participants in the 2005 SERP at age 60. As noted above, the amounts shown in the table will be offset by the value of employer contributions to the participant’s accounts under the Mattel, Inc. Personal Investment Plan and the Mattel, Inc. Deferred Compensation and PIP Excess Plan and of any benefits to which the participant is entitled under the Fisher-Price Pension Plan and the Fisher-Price Section 415 Excess Benefit Plan. As noted above, each named executive officer is a Part B participant in the 2005 SERP:

	Approximate Annual Retirement Benefits Retiring at Age 60
Final Average Compensation	5 Years of Service	10 Years of Service	15 Years of Service
$ 750,000	$150,000	$300,000	$450,000
1,000,000	200,000	400,000	600,000
2,000,000	400,000	800,000	1,200,000
3,000,000	600,000	1,200,000	1,800,000

In each case assuming a termination of employment as of December 31, 2005, the final average compensation under the 2005 SERP for Mr. Eckert, Mr. Debrowski, Mr. Farr, Mr. Neil Friedman and Mr. Stockton would be $2,759,487, $1,024,705, $1,049,909, $1,577,081 and $914,742, respectively, and the years of service with Mattel would be 5.6, 5.1, 14.2, 8.8 and 5.2, respectively. The benefits above are computed as a straight-life annuity and are not reduced for Social Security.

For a discussion of provisions of Mr. Eckert’s employment agreement relating to the 2005 SERP, see “Employment Agreements—Employment Agreement with Robert A. Eckert.” For a discussion of provisions of the employment agreements of Mr. Debrowski, Mr. Farr and Mr. Neil Friedman relating to the 2005 SERP, see “Employment Agreements—Employment Agreements with Thomas A. Debrowski, Kevin M. Farr and Neil B. Friedman.” For a discussion of provisions of Mr. Stockton’s employment letter relating to the SERP and provisions of a letter agreement between Mattel and Mr. Stockton relating to the 2005 SERP, see “Employment Agreements—Employment Letter with Bryan G. Stockton.”

EMPLOYMENT AGREEMENTS

Mattel has entered into employment agreements with each of Mr. Eckert, Mr. Debrowski, Mr. Farr and Mr. Neil Friedman. Mr. Eckert entered into an employment agreement dated October 18, 2000 and effective as of May 16, 2000, as described below. Mr. Neil Friedman entered into an employment agreement dated as of January 31, 2000, and effective as of April 1, 1999, as described below. Mr. Farr entered into an amended and restated employment agreement dated March 28, 2000, as described below. Mr. Debrowski entered into an employment agreement dated November 13, 2000, as described below. Additionally, Mattel entered into an employment letter with Mr. Stockton dated August 22, 2000, as described below.

Employment Agreement with Robert A. Eckert

Mattel entered into an employment agreement with Mr. Eckert on October 18, 2000, effective as of May 16, 2000, which contains the terms of Mr. Eckert’s employment with Mattel and which replaces the letter of intent entered into between Mattel and Mr. Eckert on May 16, 2000.

The employment agreement provides that Mr. Eckert will serve as Chairman of the Board of Directors and Chief Executive Officer of Mattel and that he will be nominated for election as a director of Mattel. The initial term of Mr. Eckert’s employment ran until June 30, 2003. However, each day after June 30, 2000, the term of Mr. Eckert’s employment is automatically extended by one day, so that the remaining term will always be three years, unless Mr. Eckert or Mattel gives notice to the other that the agreement will not be extended. The employment agreement provides for an initial base salary of $1.25 million per year, which will be reviewed no less than once every 18 months and may be increased at any time but may never be reduced. Mr. Eckert’s base salary has not been increased since he joined Mattel in 2000. Mr. Eckert also received a signing bonus of approximately $2.8 million to compensate him for a management bonus he forfeited by leaving Kraft Foods, Inc. to join Mattel.

The employment agreement provides that Mr. Eckert will participate in and be eligible for bonuses in such annual bonus plans and programs, such as the MIP and the Prior MIP, as may be in effect from time to time (collectively, the annual incentive plans). Mr. Eckert’s annual target bonus under the annual incentive plans will equal at least 100% of his base salary and his maximum bonus will equal at least 200% of his base salary. Pursuant to the employment agreement, Mr. Eckert was paid a guaranteed minimum 2000 annual incentive plan bonus equal to 100% of his annual base salary, without pro-ration. The employment agreement provides that Mr. Eckert will also participate and be eligible for bonuses under such long term bonus plans and programs, such as the Mattel Long-Term Incentive Plan (the “LTIP”), as may be in effect from time to time. Pursuant to the terms of the employment agreement, for the 2000-2002 LTIP cycle, Mr. Eckert’s bonus opportunity was required to be at least $2,000,000 for performance at the threshold level, $4,000,000 at the target level and $8,000,000 at the maximum level. Mr. Eckert’s participation in any subsequent LTIP performance cycles is required to be consistent with competitive pay practices generally and with the level of participation by other senior executives of Mattel. Mr. Eckert is eligible to participate in any other incentive plans or programs in effect from time to time for other executives of Mattel.

The employment agreement provides that Mr. Eckert will participate, on terms not less favorable than the terms offered to other senior executives of Mattel, in any group or executive life, disability insurance plan, medical and dental program, pension, profit sharing, 401(k) and similar benefit plans or other fringe benefits, including a leased automobile, car and driver, personal and home security, first-class travel expenses, company-issued gasoline credit card, financial counseling and tax preparation services and club memberships and dues, offered by Mattel from time to time. In March 2005 Mr. Eckert’s employment agreement was amended to provide that Mr. Eckert is granted the right to use

Mattel aircraft for personal use up to 60 hours per year while he serves as Chief Executive Officer and that he will receive an amount adequate to pay his income taxes on the amount of imputed income he receives as a result of this benefit and the payment of his taxes. In addition to any group or executive life insurance benefits, Mattel must maintain life insurance that will pay Mr. Eckert’s beneficiaries a death benefit equal to three times his initial base salary. Pursuant to the employment agreement, Mattel paid all costs of relocation of Mr. Eckert and his family to California, including temporary living expenses, and arranged for the sale of his former residence at appraised value through a relocation firm. Mr. Eckert was also given an additional payment to fully reimburse him for all federal, state and local income taxes and employment taxes with respect to relocation payments from Mattel and with respect to such taxes.

Upon termination of Mr. Eckert’s employment, he will be entitled to receive a supplemental retirement benefit for his life which, when added to any benefits payable to Mr. Eckert under all retirement plans of Mattel, will produce an aggregate annual pension benefit payable at age 60 of not less than 35% of the greater of (1) Mr. Eckert’s average base salary and annual bonus computed with reference to certain years preceding termination or (2) $2.5 million (the “SERP Benefits”). If Mr. Eckert’s employment is terminated prior to age 60 for any reason other than termination by Mattel for cause or resignation by Mr. Eckert without good reason, Mr. Eckert will be entitled to the SERP Benefits. If Mr. Eckert’s employment is terminated by Mattel other than for cause or disability or if Mr. Eckert resigns for good reason, then Mr. Eckert’s average annual compensation for purposes of determining the SERP Benefits will be calculated as if he had remained employed by Mattel for three additional years and had received for each of those years a base salary at the rate in effect at the time notice of termination was given and a specified bonus. If Mr. Eckert’s employment is terminated prior to age 60 by Mattel for cause or Mr. Eckert resigns without good reason, the SERP Benefits will be reduced by 3% for each full year during the period between such termination or resignation and Mr. Eckert’s sixtieth birthday. If Mr. Eckert’s employment is terminated prior to age 60, Mr. Eckert may elect to begin to receive SERP Benefits prior to age 60, but the SERP Benefits will be reduced by 3% for each full year that SERP Benefits are commenced prior to age 60. If Mr. Eckert’s employment is terminated as a result of a change of control of Mattel, the 3% discount for early commencement will be measured from age 55. In the event of Mr. Eckert’s death before the SERP Benefits become payable, his wife will receive a survivor annuity for her life equal to 50% of the amount which would have been payable to Mr. Eckert if he had resigned for good reason immediately prior to the date of his death and elected to commence his SERP Benefits immediately. Any such survivor benefit will be reduced by the amount of any pre-retirement survivor benefit payable to Mr. Eckert’s wife under Mattel’s qualified and non-qualified defined benefit retirement plans.

The employment agreement provides for an initial grant to Mr. Eckert of options to purchase three million shares of Mattel common stock with an exercise price per share equal to $11.25, which was the closing price of Mattel’s common stock on May 16, 2000, the date Mr. Eckert began employment with Mattel. Twenty-five percent of the options granted to Mr. Eckert were immediately vested and exercisable, and an additional twenty-five percent of such options became vested and exercisable on each of May 16, 2001, May 16, 2002 and May 16, 2003. The options were granted under the Mattel 1996 Stock Option Plan, as amended, and will expire ten years from the date of grant. The employment agreement also provides for a grant of 685,468 deferrable restricted stock units, made to compensate Mr. Eckert for a grant of restricted stock he forfeited by leaving Kraft Foods, Inc. to join Mattel. On each of June 30, 2000, January 31, 2001, and January 31, 2002, twenty-five percent of the deferrable restricted stock units granted to Mr. Eckert became vested. The final twenty-five percent of such deferrable restricted stock units will become vested on June 30, 2008. The shares issuable as a result of the vesting of such deferrable restricted stock units will be delivered by Mattel to Mr. Eckert by the earlier of: (A) April 1 of the year that next follows the end of the calendar year during which Mr. Eckert ceases to be employed by Mattel; or (B) 13 months following the earliest date when the entire payment would be tax deductible under all pertinent federal tax laws, including Internal Revenue Code Section 162(m), without affecting the deductibility of $1 million of Mr. Eckert’s base salary in any year, as determined by the reasonable belief of the Compensation/Options Committee. Mr. Eckert is also eligible to receive additional grants under Mattel’s stock option plans and other stock incentive programs consistent with competitive pay practices generally and with awards made to other senior executives of Mattel.

The employment agreement provides that Mattel may terminate Mr. Eckert’s employment for “cause,” as defined in the employment agreement, if “cause” exists and two-thirds of the independent directors of the Board determine that termination is appropriate. Mr. Eckert may terminate his employment if “good reason” exists, as defined in the employment agreement. “Good reason” includes, among other things, any change in Mr. Eckert’s duties, authority or responsibility that is inconsistent with his position as described in the employment agreement, any failure of a successor to Mattel to assume or perform the agreement and any requirement by Mattel that Mr. Eckert be based outside of Los Angeles, in each case without his consent.

If Mr. Eckert’s employment is terminated for cause or if he terminates his employment without good reason, Mattel will pay Mr. Eckert his full base salary and any other accrued obligations through the termination date at the then-effective rate.

The employment agreement also provides that in the event of a termination of Mr. Eckert’s employment by his death, Mr. Eckert’s family will receive certain health care benefits and financial counseling for three years and Mr. Eckert’s legal representatives will receive any benefits payable to his surviving spouse or other named beneficiaries under the provisions of any applicable Mattel plan or program upon Mr. Eckert’s death.

If Mr. Eckert’s employment is terminated as a result of “disability” as defined in the employment agreement, Mr. Eckert will receive disability benefits, and until the earlier of (x) the third anniversary of the termination date or (y) the date he accepts other similar employment, Mattel will provide Mr. Eckert certain employee benefits at Mattel’s expense, including coverage under Mattel’s medical, dental and other health care plans, outplacement services, financial counseling and tax preparation services, country club membership costs and continued use of leased automobiles and the right to purchase such automobiles for a nominal sum. In addition, Mr. Eckert will receive immediately the SERP Benefits for which he is eligible on the termination date.

If Mattel terminates Mr. Eckert’s employment other than for cause, death or disability or he terminates his employment for good reason (in each case, other than within 18 months following a change of control):

•	Mattel will pay Mr. Eckert an amount consisting of:

(1)	his base salary through the termination date at the then-effective rate;

(2)	a current year bonus (the “Bonus”) equal to the greatest of (a) the average of the two highest annual incentive plan bonuses received by him in the last three years, prorated to reflect the number of months of his employment in the current year, (b) the annual bonus paid to him under the Prior MIP in 2000 or 2001, whichever is greater and without proration, and (c) the target bonus under the Prior MIP for the 2000 year;

(3)	an LTIP payment for any LTIP performance period that was established for Mr. Eckert before the termination, reflecting the amount Mr. Eckert would have received if Mr. Eckert had remained employed for the entire performance period, prorated based on the number of months of his employment during the performance period; and

(4)	three times the sum of (A) Mr. Eckert’s annual base salary at the then-effective rate and (B) the Bonus, but without proration;

•	Until the earlier of (x) the third anniversary of the termination date or (y) the date Mr. Eckert begins other similar employment, Mattel will provide Mr. Eckert certain employee benefits at Mattel’s expense, including but not limited to coverage under Mattel’s medical, dental and other health care plans, outplacement services, financial counseling and tax preparation services, country club membership costs and continued use of leased automobiles and the right to purchase such automobiles for a nominal sum; and

•	Credit will be given for three years of service (in addition to actual service) and for three years of attained age (in addition to Mr. Eckert’s actual age) for purposes of computing any service and age-related benefits for which he is eligible under Mattel’s plans and programs, including the SERP.

If, within 18 months following a “change of control” (as defined in the employment agreement) of Mattel, Mr. Eckert terminates his employment for good reason, Mattel or the surviving entity terminates his employment other than for cause or disability, or within the 30-day period immediately following the six-month anniversary of a change of control Mr. Eckert terminates his employment for any reason, Mattel will, among other things, make all the payments and provide all the benefits to Mr. Eckert described in the paragraph immediately above, except for the prorated LTIP payment. Instead of the prorated LTIP payment, the terms of the LTIP provide that in the event of the change in control of Mattel, Mr. Eckert will receive within 30 days after the change of control any earned but unpaid LTIP bonuses and an interim cash payment for each performance period commenced but not completed prior to the date of the change of control equal to the amount Mr. Eckert would have received had the target performance objectives been achieved with respect to each such performance period. If, with respect to payments or distributions in the nature of compensation (including accelerated vesting and exercisability of stock options) made by Mattel due to a change of control, Mr. Eckert is subject to the payment of excise tax under Section 4999 of the Internal Revenue Code, Mattel will pay him an additional amount so as to place him in the same after-tax position he would have been in had such excise tax not applied.

If Mr. Eckert’s employment with Mattel is terminated without cause by Mattel, because of death or disability, by him for good reason, or by him within the 30-day period immediately following the six-month anniversary of a change of control, (1) all outstanding stock options (in the case of termination other than upon death or disability, excluding options issued under the PPO Plan) held by Mr. Eckert will become immediately exercisable, and such options will remain exercisable until the date that is ten years from the date each outstanding option was granted and (2) all restricted stock units and restricted stock will become immediately vested and non-forfeitable.

Mr. Eckert is a participant in the 2005 SERP, which is described above under “Retirement Plans.” He has been designated as eligible for the enhanced benefits (Part B Benefits) under the 2005 SERP. Mattel and Mr. Eckert entered into a letter agreement dated as of April 4, 2005; the letter agreement did not amend Mr. Eckert’s employment agreement, but it clarified that his benefits under the New SERP will be taken into account in determining the extent to which he is entitled to the SERP Benefits described above.

Employment Agreements with Thomas A. Debrowski, Kevin M. Farr and Neil B. Friedman

Mr. Debrowski serves as Executive Vice President, Worldwide Operations; Mr. Farr serves as Mattel’s Chief Financial Officer; and Mr. Friedman serves as President, Mattel Brands. The employment agreements for each of these executives contain substantially similar terms except as described below.

The agreements generally provide a three-year term of employment, except for Mr. Debrowski’s agreement, which provides for a two-year term. On the first day of each month, the term of each agreement is automatically extended by one month unless the executive or Mattel gives notice to the other that the agreement will not be extended and will be terminated. The agreements generally provide that each executive is to receive a base salary at least equal to his salary in effect on the date of the agreement, and base salaries must be reviewed no less frequently than once every eighteen months and may be increased at any time. Effective February 28, 2005, as part of a regular review of executive salaries in the ordinary course, increases were made to annual base salaries as follows: the salary of Mr. Friedman was increased from $900,000 to $935,000; the salary of Mr. Farr was increased from $675,000 to $700,000; and the salary of Mr. Debrowski was increased from $660,000 to $685,000. In October 2005, Mattel announced the consolidation of its previously existing Mattel Brands and Fisher-Price Brands divisions into a new division called Mattel Brands. In connection with Mr. Friedman’s promotion to the newly created position of President of the consolidated Mattel Brands division, Mr. Friedman’s salary was increased to $1,000,000 per year, in recognition of the increased responsibilities of his new position. Effective February 27, 2006, as part of a regular review of executive salaries in the ordinary course, Mr. Farr’s salary was increased to $725,000 and Mr. Debrowski’s salary was increased to $710,000. Each agreement also provides for the executive’s participation in various incentive and employee benefit plans as may be in effect from time to time with respect to executives employed by Mattel, including but not limited to the MIP, the LTIP, Mattel’s stock option plans and retirement plans, as well as other benefit plans and programs available to executive officers and employees generally.

Mattel may terminate the executive’s employment for “cause,” as defined in the agreements, if the Chief Executive Officer of Mattel determines that “cause” exists. Each executive may terminate his employment if “good reason” exists, as defined in the agreements. “Good reason” includes, among other things, any change in duties, authority or responsibility of the executive that is inconsistent with the executive’s position as described in his respective agreement, any failure of a successor to Mattel to assume or perform the agreement and any requirement by Mattel that the executive be based outside of Los Angeles or, in the case of Mr. Friedman, New York, in each case without the executive’s consent. Mr. Friedman has consented to being relocated to Los Angeles. If the executive’s employment is terminated for cause or if the executive terminates his employment without good reason, Mattel will pay the executive his full base salary through the termination date at the then-effective rate. The agreements also provide for, among other things, certain health care and disability benefits to the executives or their families in the event of termination of employment by death or disability.

If Mattel terminates the executive’s employment other than for cause, death or disability or the executive resigns for good reason (in each case, other than within 18 months following a change of control):

•	Mattel will pay the executive an amount consisting of:

(1)	the executive’s base salary through the termination date;

(2)	a current year bonus (the “Bonus”) equal to the greatest of (a) the average of the two highest annual incentive plan bonuses received by the executive in the last three years,

prorated to reflect the number of months of the executive’s employment in the current year, (b) the bonus paid to the executive under the Prior MIP in 2000 or 2001, whichever is greater, and (c) the target bonus under the Prior MIP for the 2000 year (or, in the case of Mr. Debrowski and Mr. Farr, instead of the greatest of (a), (b) and (c), a current year MIP bonus equal to the average of the two highest annual incentive plan bonuses received by Mr. Debrowski or Mr. Farr, respectively, in the last three years, prorated to reflect the number of months of the executive’s employment in the current year);

(3)	an LTIP payment for any LTIP cycle that was established for the executive before the termination date, reflecting the amount the executive would have received if the executive had remained employed for the entire performance period, prorated based on the number of months of the executive’s employment during the performance period; and

(4)	three times (two times, in the case of Mr. Debrowski) the sum of (A) the executive’s annual base salary at the then-effective rate and (B) the Bonus, but without proration;

•	Until the earlier of (x) the third anniversary (second anniversary, in the case of Mr. Debrowski) of the termination date or (y) the date the executive accepts other similar employment, Mattel will provide the executive certain employee benefits at Mattel’s expense, including but not limited to medical, dental and other health care coverage, outplacement services, financial counseling services, tax preparation services (only for Mr. Debrowski and Mr. Friedman), country club membership costs and continued use of leased automobiles and the right to purchase such automobiles for a nominal sum;

•	Except in the case of Mr. Debrowski, the executive will be granted three additional years of age and service credit for purposes of computing any service and age-related benefits for which the executive is eligible under Mattel’s plans and programs, including the SERP; and

•	Any stock options granted to the executive under any stock option plan of Mattel (other than the 1997 Premium Price Stock Option Plan) will immediately vest and the executive will have until the earlier of 90 days after such termination or the expiration date of the options to exercise the options, except for Mr. Farr, who will have until the earlier of two years after such termination or the expiration date of the options to exercise the options.

With respect to only Mr. Friedman, if Mattel terminates the executive’s employment other than for cause, death or disability, or if the executive resigns for good reason, and such termination occurs within 18 months after the date upon which Mattel changes the person to whom the executive immediately reports, then (1) the executive’s Bonus, as described above, will be no less than the executive’s maximum targeted annual incentive plan bonus for the year in which the termination of employment occurs, and (2) the executive’s LTIP payment described above will be based on the maximum LTIP payment that the executive could have received with respect to the pending performance period, rather than the amount which would have been payable to the executive had he remained employed for the entire performance period.

If, within 18 months following a “change of control” of Mattel, the executive resigns for good reason, Mattel terminates the executive’s employment other than for cause or disability, or within the 30-day period immediately following the six-month anniversary of a change of control, the executive terminates employment for any reason, Mattel will, among other things, make all the payments and provide all the benefits to the executives described in the two paragraphs immediately above, except for the pro rated LTIP payment. Instead of the prorated LTIP payment, each of the agreements (other than Mr. Debrowski’s) provide for the payment of the LTIP benefits in connection with a change of control in accordance with the terms of the LTIP’s change of control provisions. Mr. Debrowski’s agreement entitles him to an LTIP payment for the current year, assuming achievement of the three-year maximum award, without proration, reduced by any amounts paid to Mr. Debrowski under the LTIP for the current year as a result of a change of control, if the change of control occurs during the year in which termination occurs.

In addition, in the event of a change of control, options that accelerate under the executive’s agreement will remain exercisable for the longer of 90 days following the termination date (two years following the termination date, in the case of Mr. Farr only) or the period specified in the applicable agreement or plan, but in no event past the expiration date of the options. Furthermore, Mr. Debrowski will receive two years’ age and service credit for purposes of computing any service and age-related benefits under the SERP, the deferred compensation plan, and the retiree medical plan. If, with respect to payments or distributions in the nature of compensation (including accelerated vesting and exercisability of stock options) made by Mattel due to a change of control, the executive is subject to the payment of excise tax under Section 4999 of the Internal Revenue Code, Mattel will pay such executive an additional amount so as to place the executive in the same after-tax position such executive would have been in had such excise tax not applied.

In addition, pursuant to amendments, dated February 10, 2000 in the case of Mr. Friedman and dated July 20, 2000 in the case of Mr. Farr, if an executive’s employment with Mattel is terminated without cause by Mattel, because of death or disability, by the executive for good reason, or by the executive within the 30-day period immediately following the six-month anniversary of a change of control, all then-outstanding stock options issued under the 1990 Plan or the 1996 Plan held by the executive that were outstanding as of February 1, 2000 (or in the case of Mr. Farr, that were outstanding as of March 30, 2000) will remain exercisable until the date that is ten years from the date each such outstanding option was granted. In addition, pursuant to the terms of the grant agreement for a March 30, 2000 grant of a stock option for 500,000 shares to Mr. Friedman pursuant to the 1997 Plan, if Mr. Friedman’s employment with Mattel is terminated without cause by Mattel, because of Mr. Friedman’s death or disability, by Mr. Friedman for good reason, or by Mr. Friedman within the 30-day period immediately following the six-month anniversary of a change of control, any portion of such option that is then outstanding will remain exercisable until March 30, 2010.

In addition, pursuant to an amendment dated November 14, 2000 to Mr. Friedman’s employment agreement, in the event that Mr. Friedman’s employment is terminated by Mattel without cause, by Mr. Friedman for good reason or by Mr. Friedman as a result of his retirement after the age of 55, his benefits under the SERP will be fully vested and, in lieu of the payments provided under the SERP, he will be entitled to an annual benefit of $300,000 for his lifetime, regardless of his years of service, age, actual compensation or average compensation. Mr. Friedman also agreed in this amendment that he had no intention, other than a result of physical limitations beyond his control, to retire prior to the age of 58.

Pursuant to an amendment dated March 6, 2002 to Mr. Farr’s employment agreement, certain provisions of Mr. Farr’s employment agreement relating to the calculation of SERP benefits were revised. Mr. Farr’s employment agreement had previously provided that if (a) Mattel terminated his employment for other than cause or disability, or if Mr. Farr terminated his employment for good reason (in each case, other than within 18 months following a change of control), (b) within 18 months following a change of control, Mr. Farr terminated his employment for good reason or Mattel or the surviving entity terminated Mr. Farr’s employment other than for cause or disability or (c) within the 30 day period immediately following the six month anniversary of a change of control Mr. Farr terminated his employment for any reason, then the SERP benefit would be calculated based upon 25% of the average of the final three years of his base salary, plus the average of the greater two out of his three most recent annual bonuses under the annual incentive plan. The amendment revised the percentage from 25% to 35%, to make the percentage consistent with a percentage set forth in the SERP itself.

Mr. Debrowski, Mr. Farr and Mr. Friedman are all participants in the 2005 SERP, which is described above under “Retirement Plans.” They have all been designated as eligible for the enhanced benefits (Part B Benefits) under the 2005 SERP, and in connection with that designation, each executive’s employment agreement was amended by a letter agreement dated April 4, 2005, as described below.

In order to be eligible for Part B Benefits, each of the executives must waive his right to benefits under the SERP. In addition, Mr. Friedman is required to remain employed with Mattel through August 19, 2007, and Mr. Debrowski is required to remain employed with Mattel through May 25, 2008; however, this continued employment requirement will be waived if the executive’s employment is terminated by Mattel without cause or the executive resigns for good reason, or if the executive resigns within the 30-day period immediately following the six-month anniversary of a change of control.

In addition, the letter agreements preserve, for purposes of the 2005 SERP, the special agreements regarding retirement benefits for each executive under the applicable employment agreement. Accordingly, each letter agreement provides that references in the executive’s employment agreement to the “SERP” will be deemed to refer to the 2005 SERP, so that any additional years of service and age that are credited to the executive under the employment agreement in connection with a termination of employment, as described above, will apply for purposes of computing the executive’s Part B Benefits. Furthermore, Mr. Friedman will receive the greater of his Part B Benefit under the 2005 SERP or the $300,000 annual benefit described above. Finally, the special SERP formula included in Mr. Farr’s employment agreement is deleted, because his Part B Benefit will be greater.

Employment Letter with Bryan G. Stockton

Pursuant to an employment letter dated as of August 22, 2000 and described below, Mr. Stockton was hired as Mattel’s Executive Vice President, Worldwide Business Planning and Development. Mr. Stockton began his employment with Mattel in November 2000. In February 2003, Mr. Stockton assumed the position of Executive Vice President, International.

The salary amounts paid to Mr. Stockton for 2003, 2004 and 2005 are set forth above under the heading “Summary Compensation Table.” As part of a regular review of executive salaries in the ordinary course, Mr. Stockton’s annual base salary was increased effective February 28, 2005 from $600,000 to $625,000. In October 2005, in connection with the consolidation of the Mattel Brands division and the Fisher-Price Brands division, Mr. Stockton’s base salary was increased to $675,000 per year.

Pursuant to the terms of his employment letter, Mr. Stockton received a signing bonus in the amount of $500,000. Under the employment letter, Mr. Stockton’s target bonus opportunity for 2000 was 50% of his annual base salary and his maximum bonus opportunity was 75% of his annual base salary. Furthermore, Mr. Stockton was recommended to the Compensation Committee for participation in the LTIP with a target level award of $750,000 and a maximum level award of $1,500,000 for the cycle commencing in 2000.

Mr. Stockton’s employment letter provided that he was eligible to participate in the SERP. Mr. Stockton is a participant in the 2005 SERP, which is described above under “Retirement Plans.” He has been designated as eligible for the enhanced benefits (Part B Benefits) under the 2005 SERP, and in connection with that designation, he entered into a letter agreement with Mattel on March 28, 2005 pursuant to which he waived his right to benefits under the SERP.

Under the employment letter, Mr. Stockton is also eligible for benefits under various Mattel benefit plans, is eligible to participate in Mattel’s deferred compensation plan and was provided with relocation benefits in connection with the commencement of his employment with Mattel.

The employment letter provides that Mr. Stockton was eligible for a monthly automobile allowance of $1,150, along with a gasoline credit card. In addition, Mr. Stockton’s employment letter provides for participation in Mattel’s financial counseling program for senior executives.

Pursuant to the employment letter, if Mattel terminates Mr. Stockton’s employment other than for cause, Mr. Stockton will be provided with two years of base salary plus two times the average of Mr. Stockton’s last two years’ MIP bonus. Receipt of these severance benefits is subject to Mr. Stockton’s execution of a general release.

Separation Agreement with Matthew C. Bousquette

On December 22, 2005, Mattel and Mattel’s former President of its former Mattel Brands division, Matthew C. Bousquette, entered into a Separation Agreement dated as of December 15, 2005. The Separation Agreement generally implemented the provisions of Mr. Bousquette’s employment agreement, as amended, intended to apply to Mr. Bousquette following a termination of his employment. Among other things, the Separation Agreement confirmed Mattel’s obligation to provide the following payments and benefits to Mr. Bousquette pursuant to the terms of his Employment Agreement, which were generally subject to Mr. Bousquette’s execution and non-revocation of a release of claims in favor of Mattel:

•	Mattel made a lump sum cash payment to Mr. Bousquette of $5,427,420, representing the sum of the following amounts: (i) $655,605, representing an amount with respect to Mr. Bousquette’s current year bonus, calculated as required by his employment agreement; and (ii) $4,771,815, representing three times the sum of Mr. Bousquette’s annual base salary and bonus, calculated as required by his employment agreement;

•	After the completion of pending LTIP performance periods, Mattel will pay Mr. Bousquette a pro rata portion of the long-term compensation, if any, that Mr. Bousquette would have received under the LTIP if he had remained employed for the entire performance periods;

•	Stock options granted to Mr. Bousquette that were outstanding as of March 30, 2000 and remained outstanding as of his termination date will remain exercisable through the scheduled terms of the stock options; and all other stock options outstanding as of the termination date were fully vested (with vesting accelerated on the unvested portions of such options) and remained exercisable until March 15, 2006 (90 days after Mr. Bousquette’s termination date of December 15, 2005); and

•	Until the earlier of (1) the third anniversary of the termination date, (2) the date on which Mr. Bousquette becomes employed in a substantially similar employment position or (3) December 31 of the second calendar year following the calendar year in which the termination date occurs, Mattel will continue to provide Mr. Bousquette with health insurance, financial counseling and tax preparation services, country club dues, payments on the lease of Mr. Bousquette’s company-provided automobile, and an opportunity for Mr. Bousquette to acquire the automobile for a nominal sum.

As of his termination date, Mr. Bousquette held options to purchase 1,973,750 shares of Mattel common stock. Of these options, vesting was accelerated, as mentioned above, with regard to options for a total of 500,000 shares, of which 250,000 had an exercise price per share of $18.71, 150,000 had an exercise price per share of $16.96 and 100,000 had an exercise price per share of $19.43. All of the options as to which vesting was be accelerated expired on March 15, 2006.

In consideration for the payments and benefits set forth above, Mr. Bousquette agreed not to use or disclose confidential and proprietary information of Mattel and to cooperate with Mattel regarding certain proceedings involving third parties. He also agreed that his eligibility to receive severance payments and other benefits is contingent on his not engaging in certain activities that compete with Mattel, and he agreed that so long as he is receiving any such payments or benefits and for a period of 12 months thereafter he will not recruit or solicit Mattel’s employees.

Consulting Agreement with Matthew C. Bousquette

On December 22, 2005, Mattel and Mr. Bousquette entered into a Consulting Agreement dated as of December 15, 2005 pursuant to which Mr. Bousquette agreed to make himself available to render consulting services to Mattel during the period beginning January 1, 2006 and ending December 31, 2007, in exchange for cash compensation of $750,000 per year, subject to the terms and conditions set forth in the Consulting Agreement.

The Consulting Agreement includes a provision that, to avoid a conflict of interest, during the consulting period Mr. Bousquette will not provide services to entities with significant involvement in marketing, developing or selling toys, and he will not induce or solicit Mattel’s employees to leave their employment.

CERTAIN TRANSACTIONS

Mattel’s employment agreements with its named executive officers are described above under “Employment Agreements.”

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP as Mattel’s independent registered public accounting firm for the year ending December 31, 2006. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting to respond to appropriate questions and will have an opportunity to make a statement if they desire to do so.

Fees Incurred by Mattel for Services by PricewaterhouseCoopers LLP

The following table summarizes the fees accrued by Mattel for audit and non-audit services provided by PricewaterhouseCoopers LLP during fiscal years 2005 and 2004:

	2005	2004
Audit fees (1)	$6,006,000	$5,853,000
Audit-related fees (2)	194,000	336,000
Tax fees (3)	2,341,000	2,845,000
All other fees (4)	—	18,000

Total	$8,541,000	$9,052,000

(1)	Audit fees consisted of fees for professional services provided in connection with the audit of Mattel’s annual consolidated financial statements and the audit of internal control over financial reporting, including the audit of management’s assessment of internal control over financial reporting (pursuant to Section 404 of the Sarbanes-Oxley Act of 2002), the performance of interim reviews of Mattel’s quarterly unaudited financial information and audit services provided in connection with SEC filings and other statutory or regulatory filings.

(2)	Audit-related fees consisted primarily of accounting consultations concerning financial accounting and reporting standards, agreed upon procedures engagements and the audit of employee benefit plans.

(3)	Tax fees principally included (a) tax compliance and preparation fees (including fees for preparation of original and amended tax returns, claims for refunds and tax payment-planning services) of $506,000 for 2005 and $543,000 for 2004, and (b) other tax advice, tax consultation and tax planning services of $1,835,000 for 2005 and $2,302,000 for 2004, including expatriate tax services fees of $706,000 for 2005 and $423,000 for 2004.

(4)	All other fees for 2004 consist of services performed by PricewaterhouseCoopers LLP for Global Social Compliance LLC (“GSC”) in connection with work subcontracted to GSC by the International Center for Corporate Accountability (“ICCA”) relating to reports by ICCA on Mattel’s compliance with Global Manufacturing Principles (“GMP”). ICCA is an independent organization that monitors and reports on Mattel’s progress with regard to GMP compliance, as more fully described below under “Proposal 4—Stockholder Proposal Regarding Certain Reports by the Board of Directors.” These services, which constitute less than 0.6% of the services for 2004 described in footnotes (2) through (4), were approved by the Audit Committee pursuant to the de minimis exception from pre-approval provided by 17 CFR 210.2-01(c)(7)(i)(C) pursuant to Section 10A(i)(1)(B) of the Exchange Act.

The charter of the Audit Committee provides that the Audit Committee pre-approves all audit services and permitted non-audit services to be performed for Mattel by its independent registered public accounting firm, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act. In addition, consistent with SEC rules regarding auditor independence, the Audit Committee has adopted a Pre-Approval Policy, which provides that the Audit Committee is required to pre-approve the audit and non-audit services performed by Mattel’s independent registered public accounting firm. The Pre-Approval Policy sets forth procedures to be used for pre-approval requests relating to audit services, audit-related services, tax services and all other services, and provides that the term of the pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period or the services are specifically associated with a period in time. Pursuant to the Pre-Approval Policy, the Audit Committee may consider the amount of estimated or budgeted fees as a factor in connection with the determination of whether a proposed service would impair the independence of the registered public accounting firm. Requests or applications to provide services that require separate approval by the Audit Committee are submitted to the Audit Committee by both the independent registered public accounting firm and the Chief Financial Officer or Controller, and must include a joint statement as to whether, in their view, the request or application is consistent with the rules of the SEC on auditor independence. The Pre-Approval Policy provides that the Audit Committee may delegate pre-approval authority to one or more of its members, and if the Audit Committee does so, the member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Pre-Approval Policy further provides that the Audit Committee does not delegate to management its responsibilities to pre-approve services performed by the independent registered public accounting firm.

The ratification of the selection of Mattel’s independent registered public accounting firm requires the affirmative vote of a majority of the total votes cast with regard to this proposal by holders of shares of Mattel common stock who are present in person or represented by proxy and entitled to vote such shares at the Annual Meeting. Unless marked to the contrary, proxies received will be voted for this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS MATTEL’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2006.

PROPOSAL 3

STOCKHOLDER PROPOSAL REGARDING

SEPARATING THE ROLES OF CEO AND BOARD CHAIR

John Chevedden, whose address is 2215 Nelson Ave., No. 205, Redondo Beach, California 90278, has requested that the following proposal be included in this Proxy Statement and has indicated that he intends to bring such proposal before the 2006 Annual Meeting of Stockholders. Mr. Chevedden has advised Mattel that he is the owner of over $2,000 of Mattel common stock. Mr. Chevedden’s proposal and his related supporting statement are followed by a recommendation from the Board of Directors. The Board of Directors disclaims any responsibility for the content of the proposal and the statement in support of the proposal, which are presented in the form received from the stockholder.

The stockholder’s proposal follows:

Separate the Roles of CEO and Board Chair

RESOLVED: Shareholders request that our board establish a policy of separating the roles of board chair and chief executive officer (CEO) to the fullest extent practicable, so that an independent director who has not served as an executive officer of our Company serves as Chair of our Board of Directors.

This proposal shall not apply to the extent that compliance would necessarily breach any contractual obligations in effect at the time of the 2006 shareholder meeting.

Separating the roles of Chairman and CEO can promote greater management accountability to shareholders. It could help address our essentially flat $18 stock price since 2001 vs. our soaring CEO pay.

Progress Begins with One Step

It is important to take one step forward and adopt the above RESOLVED statement since our 2005 governance was not impeccable. For instance in 2005 it was reported:

•	The Corporate Library (TCL) http://www.thecorporatelibrary.com/ a pro-investor research firm rated our company:

“D” in Shareholder Responsiveness.

“D” in CEO Pay.

•	This “D” in CEO pay may be related to our impressive 71%-support of subjecting golden parachutes to a shareholder vote at our 2005 annual meeting. (The Mattel Board was still silent on our 71%-support as the deadline fast approached for 2006 shareholder proposals.)

•	This “D” in CEO pay is compounded by the fresh gratuity to our CEO of 60-hours personal flight-time on company aircraft—potentially equivalent to a round-the-world flight. Plus Mattel pays our CEO’s income taxes for this largesse.

•	We had no Independent Chairman and not even the best qualified Lead Director in Mr. Vogelstein.

•	How can we forget Mr. Vogelstein’s claim to fame—sitting at the top of Mattel’s Compensation Committee when it gave Ms. Jill Barad a $40 million golden parachute in 2000.

•	Mr. Vogelstein still wielded considerable power 5-years later chairing three Mattel Board Committees and on our Audit Committee.

•	Mr. Vogelstein received 10% against-votes in 2005 contrasted to certain other directors with 1% against-votes.

•	However, the Chairman of our Audit Committee, Mr. Beard also received 10% against-votes.

•	And Mr. Sargent, who may be over-committed with a CEO job and 4 board seats, received 11% against-votes.

•	And our Mattel directors can be re-elected with one yes-vote from our 400 million shares under plurality voting.

•	Poison pill: A 2003 shareholder proposal with our 72%-support asked Mattel to seek shareholder approval of poison pills. Mattel adopted a pill policy but with a loophole allowing a one-year blackout on any shareholder vote. The Corporate Library said it did not believe Mattel’s loophole policy implemented the proposal.

•	Then Mattel hired an outside law firm to help exclude the pill topic from our 2004 ballots. Further details are in Mattel Inc. (February 23, 2004 and March 24, 2004) available through SECnet http://www.wsb.com/.

These less-than-best practices reinforce the reason to take one step forward and adopt this proposal.

Separate the Roles of CEO and Board Chair

Yes on 3

* * * * * * * * * * *

The Board of Directors unanimously recommends that stockholders vote AGAINST the stockholder’s proposal for the following reasons:

The Board is committed to adopting corporate management and governance policies and strategies that promote the effective and ethical management of the Company. In this regard, the Board strongly believes that it should have maximum flexibility in deciding whether the offices of Board Chairman and Chief Executive Officer are combined or separate and, if separate, whether the Board Chairman should be an independent director or an employee. Mattel’s governance guidelines therefore authorize the Board to make this determination whenever it elects a new Chief Executive Officer or appoints a new Board Chairman. Because this proposal narrows the governance arrangements the Board may consider, we do not believe its adoption is in the best interests of Mattel or its stockholders.

The Board has adopted the following corporate management and governance policies and strategies that it believes promote the effective and ethical management of the Company and, at this time, render separation of the offices of Board Chairman and Chief Executive Officer unnecessary:

•	Mattel’s Board is structured to promote independence. All of the directors on Mattel’s Board, except for Robert A. Eckert, our Chairman and Chief Executive Officer, are

independent within the meaning of both Mattel’s and the NYSE’s director independence standards. Independent directors thus compose over 90% of the Board, well above the majority standard mandated by the NYSE. In addition, all Committees of the Board, including but not limited to the Audit Committee, Governance and Social Responsibility Committee and Compensation Committee, are composed solely of independent directors.

•	Executive sessions of independent directors; presiding independent director. The 2004 Blue Ribbon Commission of the National Association of Corporate Directors found that separation of the roles of Board Chairman and Chief Executive Officer was not necessary for effective Board leadership, and that it is most important that an independent director serve as a focal point for the work of the independent directors. The independent directors of Mattel meet in executive session at least once every quarter; during these executive sessions no members of management are present. The independent members of the Board have selected an independent director to preside at executive sessions of the independent Board members. The Board believes that the presiding independent director serves as a focal point for the work of the independent directors.

•	Mattel has established strong and effective corporate governance and Board communication practices. The Company has established corporate governance guidelines that are posted on our corporate website at http://www.mattel.com. These policies and procedures set out in detail the Board’s and its committees’ practices so that stockholders have a transparent view as to how the Mattel Board functions.

The Board reexamines Mattel’s corporate management and governance policies on an ongoing basis. In view of the Company’s highly independent Board, its strong corporate governance practices and the focal role of its presiding independent director, at this time the Board believes separating the offices of Board Chairman and Chief Executive Officer is unnecessary. Furthermore, the Board believes it would be detrimental to stockholder interests to remove the Board’s business judgment to decide who is the best person to serve as Board Chairman under the particular circumstances that exist from time to time, and whether such person is independent or a member of management. Therefore, we do not believe adoption of this proposal is in the best interests of Mattel or its stockholders.

Approval of this stockholder proposal requires the affirmative vote of a majority of the total votes cast with regard to this proposal by holders of shares of Mattel common stock who are present in person or represented by proxy and entitled to vote such shares at the Annual Meeting. Unless marked to the contrary, proxies received will be voted against this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST PROPOSAL 3.

PROPOSAL 4

STOCKHOLDER PROPOSAL REGARDING

CERTAIN REPORTS BY THE BOARD OF DIRECTORS

Marie-Claude Hessler-Grisel, whose address is 23 rue Oudinot, 75007 Paris, France, has requested that the following proposal be included in this Proxy Statement and has indicated that she intends to bring such proposal before the 2006 Annual Meeting of Stockholders. Ms. Hessler-Grisel has advised Mattel that she is the owner of over $2,000 of Mattel common stock. Ms. Hessler-Grisel’s proposal and her related supporting statement are followed by a recommendation from the Board of Directors. The Board of Directors disclaims any responsibility for the content of the proposal and the statement in support of the proposal, which are presented in the form received from the stockholder.

The stockholder’s proposal follows:

Whereas the shareholders request the Board of Directors to report yearly on the concrete measures and the money spent on the improvement of working and living conditions at Mattel’s own facilities and at its subcontractors’ facilities.

Supporting statement

In 1997, Mattel announced its first code of conduct (the Global Manufacturing Principles, GMP) and the creation of Mattel Independent Monitoring Council (MIMCO). Since 1999, regular audit reports have been published.

The latest reports, released in January and April 2004 and August 2005, are cause of major concern. It is obvious that, eight years after their adoption, the Global Manufacturing Principles have failed: working and living conditions have barely improved.

Year after year, audit report after audit report, in Mattel’s own plants and at subcontractors’ facilities, the same complaints are voiced: too many overtime hours, no living wage, discomfort due to noise, heat and poor ventilation, overcrowded dormitories, very short lunch breaks, harassment. The recommendations by the auditors often are not followed by the necessary corrective measures.

And what about working conditions at plants run by companies to which Mattel has sold a licence and which manufacture Mattel products? No audit report has been published as of November 2005.

A recent example shows how Mattel’s reputation could be damaged. In 2005, in a Mexican plant belonging to an American company to which Mattel had sold a licence, a case of underage worker has triggered worldwide media coverage, a demonstration in front of a “Target” in New York and the filing of a public communication with the Office of Trade Agreement Implementation by the trade union Frente de Trabajatores Vanguardia Obrera, with the support of the Washington Office on Latin America.

Money spent on improvements has been too little and/or inefficient. Shareholders need to know what and how much Mattel is doing. Shareholders need to be assured that, in times of growing overall difficulties in the toy industry, the issue of the working and living conditions is properly addressed and will no longer be a major Mattel liability.

* * * * * * * * * * *

The Board of Directors unanimously recommends that stockholders vote AGAINST the stockholder’s proposal for the following reasons:

Mattel already provides comprehensive, detailed reports and other information to the public regarding progress made on working and living conditions in Mattel’s own facilities and at its subcontractors’ facilities, consistent with Mattel’s approach of being an industry leader in this important area. The information released by Mattel includes a Corporate Social Responsibility (CSR) Report, a GRI Report (as described below), and reports from the International Center for Corporate Accountability (ICCA), an independent organization that monitors and audits Mattel’s progress.

In 1997 Mattel implemented a process to ensure that facilities that manufacture, assemble or distribute Mattel’s products comply with a set of specific principles called “Global Manufacturing Principles” (GMP), which are some of the most detailed and comprehensive in the consumer products industry. These principles address wages and working hours, age requirements, forced labor, discrimination, freedom of expression and association, living conditions, workplace safety, health, emergency planning and environmental protection. GMP also requires that Mattel and its Partners’ facilities have management systems in place to address labor, social, environmental, health and safety issues.

Since 1997, Mattel has developed quantifiable standards and auditing tools that measure its progress in meeting the stringent standards of the GMP. Mattel has engaged with stakeholders and communicated its performance and plans for the future in varied formats and forums. Mattel’s performance has been recognized by organizations including FTSE4Good.

Mattel has dedicated impressive resources and corporate focus to its GMP program. A clear picture of Mattel’s commitment to the GMP is provided in Mattel’s first CSR Report, released in 2004, which presents quantitative measurements of Mattel’s performance where available, so that stakeholders can clearly see the results of Mattel’s commitment, and which is available online at http://www.mattel.com (click on “About Us” and “Corporate Social Responsibility”). In addition to the CSR Report, a more detailed document called the GRI Report is also available online in the same area of the Web site.

The purposes of the CSR Report are to highlight the key elements of the GRI Report, provide context on the progress of Mattel’s programs, create a vehicle for stakeholder dialogue and present a roadmap for future programs and reporting. The Global Reporting Initiative (GRI) is an independent institution with a mission to develop and disseminate globally applicable sustainability reporting guidelines. GRI has developed guidelines that are for voluntary use by organizations for reporting on the economic, environmental and social dimensions of their activities, products and services. Mattel supports the GRI mission to bring comparability, consistency and unity to corporate reporting, and Mattel’s GRI Report is a detailed response in accordance with the GRI guidelines.

As noted above, in addition to the CSR Report and GRI Report, Mattel has welcomed independent auditing of its progress toward implementing its Corporate Social Responsibility program. In 1998, the Mattel Independent Monitoring Council (MIMCO) was formed with experts from academia, including Dr. Prakash Sethi, City University of New York. In early 2003, the activities of MIMCO were absorbed into the International Center for Corporate Accountability (ICCA), which currently performs monitoring of facilities for Mattel and other companies.

Mattel has left decisions such as the format and frequency of independent reporting to ICCA’s judgment, and supports ICCA’s decision to conduct audits of all of Mattel’s company-owned and operated plants on a 3-year cycle. ICCA conducts in-depth, on-site inspections of manufacturing facilities. ICCA is also responsible for conducting similar audits of Mattel’s contract manufacturers; the selection of individual plants and the timing of their audits are at the sole discretion of ICCA. ICCA’s audit findings are made public through press releases and other communications to non-governmental organizations (NGOs) and interested individuals. Mattel does not approve ICCA final reports, but has a right to respond to ICCA findings. It is the obligation of ICCA to make public Mattel’s responses to its reports.

Mattel believes that ICCA’s audits, Mattel’s responses to the audits, the GRI Report and the CSR Report represent an unprecedented degree of reporting and transparency in the toy industry. Through these reports, Mattel has endeavored to provide a clear picture of its progress toward implementing the GMP, as well as a frank view of progress yet to be made.

It is Mattel’s sincere belief that by operating within the GMP principles and guidelines and adhering to its code of conduct, Mattel not only benefits the men and women who manufacture Mattel products, but also ensures that customers and consumers can continue to purchase and enjoy Mattel products with the confidence that they have been manufactured in a decent and humane environment.

For these reasons, the Board of Directors opposes the proposal.

Approval of this stockholder proposal requires the affirmative vote of a majority of the total votes cast with regard to this proposal by holders of shares of Mattel common stock who are present in person or represented by proxy and entitled to vote such shares at the Annual Meeting. Unless marked to the contrary, proxies received will be voted against this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST PROPOSAL 4.

PROPOSAL 5

STOCKHOLDER PROPOSAL REGARDING

PAY-FOR-SUPERIOR-PERFORMANCE

United Brotherhood of Carpenters Pension Fund (the “Fund”), whose address is 101 Constitution Avenue, N.W., Washington D.C. 20001, has requested that the following proposal be included in this Proxy Statement and has indicated that the Fund intends to bring such proposal before the 2006 Annual Meeting of Stockholders. The Fund has advised Mattel that it is the owner of over $2,000 of Mattel common stock. The Fund’s proposal and its related supporting statement are followed by a recommendation from the Board of Directors. The Board of Directors disclaims any responsibility for the content of the proposal and the statement in support of the proposal, which are presented in the form received from the stockholder.

The stockholder’s proposal follows:

PAY-FOR-SUPERIOR-PERFORMANCE PROPOSAL

Resolved: That the shareholders of Mattel, Inc. (“Company”) request that the Board of Director’s Executive Compensation Committee establish a pay-for-superior-performance standard in the Company’s executive compensation plan for senior executives (“Plan”), by incorporating the following principles into the Plan:

1.	The annual incentive component of the Company’s Plan should utilize financial performance criteria that can be benchmarked against peer group performance, and provide that no annual bonus be awarded based on financial performance criteria unless the Company exceeds the median or mean performance of a disclosed group of peer companies on the selected financial criteria;

2.	The long-term equity compensation component of the Company’s Plan should utilize financial and/or stock price performance criteria that can be benchmarked against peer group performance, and any options, restricted shares, or other equity compensation used should be structured so that compensation is received only when Company performance exceeds the median or mean performance of the peer group companies on the selected financial and stock price performance criteria; and

3.	Plan disclosure should allow shareholders to monitor the correlation between pay and performance established in the Plan.

Supporting Statement: We feel it is imperative that executive compensation plans for senior executives be designed and implemented to promote long-term corporate value. A critical design feature of a well-conceived executive compensation plan is a close correlation between the level of pay and the level of corporate performance. We believe the failure to tie executive compensation to superior corporate performance has fueled the escalation of executive compensation and detracted from the goal of enhancing long-term corporate value. The median increase in CEO total compensation between 2003 and 2004 was 30.15% for S&P 500 companies, twice the previous year increase of 15.04% according to The Corporate Library’s CEO Pay Survey.

The pay-for-performance concept has received considerable attention, yet most executive compensation plans are designed to award significant amounts of compensation for average or below average peer group performance. Two common and related executive compensation practices have combined to produce pay-for-average-performance and escalating executive compensation.

First, senior executive total compensation levels are targeted at peer group median levels. Second, the performance criteria and benchmarks in the incentive compensation portions of the plans, which typically deliver the vast majority of total compensation, are calibrated to deliver a significant portion of the targeted amount. The formula combines generous total compensation targets with less than demanding performance criteria and benchmarks.

We believe the Company’s Plan fails to promote the pay-for-superior-performance principle. Our Proposal offers a straightforward solution: The Compensation Committee should establish and disclose meaningful performance criteria on which to base annual and long-term incentive senior executive compensation and then set and disclose performance benchmarks to provide for awards or payouts only when the Company exceeds peer group performance. We believe a plan to reward only superior corporate performance will help moderate executive compensation and focus senior executives on building sustainable long-term corporate value.

* * * * * * * * * * *

The Board of Directors unanimously recommends that stockholders vote AGAINST the stockholder’s proposal for the following reasons:

The Board of Directors and the Compensation Committee (referred to below as the “Committee”) support the concept of performance-based compensation arrangements as an important component of executive compensation. We believe performance-based compensation arrangements provide important incentives for superior performance by executives. As discussed in the Report of the Compensation Committee, and as further summarized below, Mattel’s stockholders have already approved, and Mattel currently maintains, annual bonus and long-term incentive compensation programs that are based on performance criteria. Nevertheless, incentivizing executives through performance goals is not the only purpose of compensation arrangements. Among other objectives, our compensation arrangements must attract and retain the highest-caliber of executives in an extremely competitive marketplace. This requires not only rewarding executives for the goals they have achieved but also adequately compensating them for the services they perform; services that even carefully calibrated performance metrics may not directly or immediately reflect.

After careful consideration, we believe that restricting the Committee’s choice of compensation alternatives as the stockholder’s proposal suggests will unduly constrain the Committee’s ability to respond to market trends and to tailor compensation incentives to the Company’s business goals. By seeking to limit the Committee’s flexibility in regard to designing and implementing compensation programs in ways it deems appropriate, the proposal would put us at a competitive disadvantage and would hinder Mattel’s ability to attract, retain and motivate the highest caliber of executive talent in a competitive employment environment. Therefore, we do not believe the proposal is in the best interests of Mattel or its stockholders.

Mattel’s Performance-Based Compensation Arrangements

Mattel believes that its existing annual bonus and long-term incentive programs adequately and directly align performance and pay. Mattel has also provided flexibility for the Committee to establish performance-based awards pursuant to Mattel’s equity compensation program.

MIP and LTIP. As discussed more fully in the Report of the Compensation Committee, Mattel maintains an annual cash incentive plan, the 2002 Mattel Incentive Plan (the “MIP”), and a long-term incentive plan, the Mattel Inc. 2003 Long-Term Incentive Plan (the “LTIP”). Both the MIP and the LTIP have been approved by Mattel’s stockholders; the MIP was approved at the 2002 annual meeting of stockholders and the LTIP was approved at the 2003 annual meeting of stockholders. Both the MIP and the LTIP use performance goals to determine the awards payable to participants. Awards under the LTIP are based on Mattel’s financial performance over the cycle relative to performance targets relating to Mattel’s long-range financial goals. At the beginning of each LTIP performance cycle, the Committee establishes performance criteria that must be achieved in order for LTIP payments to be made. With regard to the MIP, each year the Committee establishes targets that must be achieved in order for annual bonus payments to be made; the targets for named executive officers are based on objective formulae or standards. For all participants, LTIP and MIP awards are payable only upon achievement of performance goals. These performance goals are adopted at a point in time when it is substantially uncertain that any of the goals will ultimately be achieved. As an example, the performance criteria for the 2003-2004 interim period under the 2003-2006 LTIP performance cycle were not achieved and as a result no LTIP payment was made with regard to such interim period.

2005 Equity Compensation Plan. At the 2005 annual meeting of stockholders, Mattel’s stockholders approved the Mattel, Inc. 2005 Equity Compensation Plan (the “2005 Plan”). The 2005 Plan provides for a broad range of types of awards, including the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, dividend equivalents and bonus stock. All of these awards directly align the interests of stockholders and executives because their value is based on the performance of Mattel stock. In addition, the 2005 Plan gives the Committee the ability to grant restricted stock, restricted stock units and dividend equivalents designed to be qualified performance-based grants. In the case of any such grants, the Committee would establish performance goals based on one or more of the business criteria specified in the 2005 Plan as approved by the stockholders, and the performance goals would be set by the Committee at a time when it is substantially uncertain that the goals will ultimately be achieved.

Conclusion

In choosing the type of total compensation program most appropriate for Mattel, the Committee considers a variety of factors and alternatives. Although providing incentives through performance-based compensation is a significant objective of the Committee, the Committee must also consider other factors as well, including the Company’s ability to attract and retain top executive talent. We therefore believe that it is in the best interest of stockholders to give the Committee the flexibility and discretion to use and introduce compensation and equity incentive tools as appropriate, based on the circumstances and information available at the time. Because this proposal would unduly limit the Committee’s flexibility, we do not believe that the adoption of this proposal is in the best interests of Mattel or its stockholders.

Approval of this stockholder proposal requires the affirmative vote of a majority of the total votes cast with regard to this proposal by holders of shares of Mattel common stock who are present in person or represented by proxy and entitled to vote such shares at the Annual Meeting. Unless marked to the contrary, proxies received will be voted against this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST PROPOSAL 5.

DEADLINE FOR FUTURE PROPOSALS OF STOCKHOLDERS

Proposals that a stockholder desires to have included in Mattel’s proxy materials for the 2007 annual meeting of stockholders of Mattel must comply with the applicable rules and regulations of the SEC, including that any such proposal must be received by the Secretary of Mattel at Mattel’s principal office no later than December 14, 2006.

Mattel’s Bylaws require a stockholder to give advance notice of any business, including the nomination of candidates for the Board of Directors, that the stockholder wishes to bring before a meeting of stockholders of Mattel. In general, for business to be brought before an annual meeting by a stockholder, written notice of the stockholder proposal or nomination must be received by the Secretary of Mattel not less than 90 days nor more than 120 days prior to the anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice must be received by the Secretary not earlier than 120 days prior to such annual meeting, and not later than 90 days prior to such annual meeting or 10 days following the first public announcement of such meeting date. With respect to stockholder proposals, the stockholder’s notice to the Secretary of Mattel must contain a brief description of the business to be brought before the meeting and the reasons for conducting such business at the meeting, as well as certain other information set forth in Mattel’s Bylaws and/or required by law. With respect to the nomination of a candidate for the Board of Directors by a stockholder, the stockholder’s notice to the Secretary of Mattel must contain certain information set forth in the Mattel’s Bylaws about both the nominee and the stockholder making the nominations.

If a stockholder desires to have a proposal included in Mattel’s proxy materials for the 2007 annual meeting of stockholders of Mattel and desires to have such proposal brought before the same annual meeting, the stockholder must comply with both sets of procedures described in the two immediately preceding paragraphs. Any required written notices should be sent to Mattel, Inc., 333 Continental Boulevard, El Segundo, CA 90245-5012, Attention: Secretary, Mail Stop M1-1516.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires Mattel’s directors and certain of its officers, and persons who own more than 10% of a registered class of Mattel’s equity securities, to file reports of ownership and changes in ownership of such securities with the SEC. Such officers, directors and greater than 10% stockholders are also required to furnish Mattel with copies of all Section 16(a) forms they file.

Based on its review of the copies of all Section 16(a) forms received by it and other information, Mattel believes that with regard to the year ended December 31, 2005, all filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with.

OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

Mattel received one proposal from a stockholder for inclusion in this Proxy Statement that was omitted from this Proxy Statement in accordance with the rules and regulations of the SEC. The proposal concerned management compensation. Mattel believes that the stockholder has not complied with the advance notice provisions of Mattel’s Bylaws for the presentation of such proposal at the Annual Meeting, and that such proposal may not be properly presented at the Annual Meeting. If such proposal is presented at the Annual Meeting or any adjournment or postponement thereof, the persons named as your proxies in the proxy card will have the discretionary authority to vote the shares represented by such proxies with respect to such proposal, and such persons intend to vote such shares against such proposal.

As of the date of this Proxy Statement, the Board of Directors knows of no business, other than that described in this Proxy Statement, that will be presented for consideration at the Annual Meeting. If any other business comes before the Annual Meeting or any adjournment or postponement thereof, the proxy holders may vote the proxies in their discretion.

SOLICITATION OF PROXIES

The cost of soliciting proxies for the Annual Meeting will be borne by Mattel. It is contemplated that proxies will be solicited principally through the use of the mail, but officers and regular employees of Mattel may solicit proxies personally or by telephone, telegraph or special letter. Such officers and employees shall receive no additional compensation in connection with such efforts.

In addition, Mattel has retained D.F. King & Co., Inc. to assist in connection with the solicitation of proxies from stockholders whose shares are held in nominee name by various brokerage firms. The cost of such solicitation is estimated to be $7,500, plus out-of-pocket costs and expenses.

Mattel will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to the beneficial owners of the shares held by them.

By Order of the Board of Directors

Robert Normile Secretary

El Segundo, California

April 13, 2006

APPENDIX A

MATTEL, INC. AMENDED AND RESTATED

AUDIT COMMITTEE CHARTER

Purpose

The purpose of the Audit Committee (the “Committee”) is to provide assistance to the Board of Directors (the “Board”) of Mattel, Inc. (the “Company”) in fulfilling the Board’s oversight responsibilities regarding (a) the quality and integrity of the Company’s financial reports, (b) the independence, qualifications and performance of the Company’s independent auditor (c) the performance of the Company’s internal audit function and (d) the compliance by the Company with legal and regulatory requirements. In so doing, the Committee should endeavor to maintain free and open means of communication between the members of the Committee, other members of the Board, the independent auditor and the management of the Company.

The Committee’s responsibility is oversight. Management of the Company has the responsibility for the Company’s financial statements as well as the Company’s financial reporting process, principles and internal controls. The independent auditor is responsible for performing an audit of the Company’s annual financial statements, expressing an opinion as to the conformity of such annual financial statements with generally accepted accounting principles, reviewing the Company’s quarterly financial statements and other procedures. It is recognized that the members of the Committee are not engaged in the accounting or auditing profession and, consequently, are not experts in matters involving auditing or accounting including in respect of auditor independence. As such, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements fairly present the Company’s financial position and results of operation and are in accordance with generally accepted accounting principles and applicable laws and regulations. Each member of the Committee shall be entitled to rely on (i) the integrity of those persons within the Company and of the professionals and experts (such as the independent auditor) from which it receives information, (ii) the accuracy of the financial and other information provided to the Committee by such persons, professionals or experts absent actual knowledge to the contrary and (iii) representations made by management or the independent auditor as to any information technology services of the type described in Rule 2-01(c)(4)(ii) of Regulation S-X and other non-audit services provided by the independent auditor to the Company.

Membership

The Committee shall consist of at least three members of the Board. Each Committee member shall meet the independence and experience requirements of the New York Stock Exchange, Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations of the Securities and Exchange Commission (the “Commission”). At least one member of the Committee shall be an audit committee financial expert as defined by the Commission. A Committee member shall not simultaneously serve on the audit committees of more than two other public companies, unless the Board determines with regard to such member that such simultaneous service would not impair his or her ability to serve effectively on the Committee. The members of the Committee shall be appointed by the Board on the recommendation of the Governance and Social Responsibility Committee and the input of the Board Chair. Committee members may only be replaced by the Board.

Committee Organization and Procedures

The members of the Committee shall appoint a Chair of the Committee by majority vote. The Chair (or in his or her absence, a member designated by the Chair) shall preside at all meetings of the Committee.

The Committee shall have the authority to establish its own rules and procedures consistent with the Bylaws of the Company for notice and conduct of its meetings, should the Committee, in its discretion, deem it desirable to do so.

The Committee shall meet at least four times in each fiscal year, and more frequently as the Committee in its discretion deems desirable.

The Committee shall meet periodically with management, the internal auditors and the independent auditor in separate executive sessions. The Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

Authority and Responsibilities

The Committee shall have the sole authority to appoint or replace the independent auditor (subject, if applicable, to shareholder ratification). The Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditor shall report directly to the Committee.

The Committee shall pre-approve all auditing services, internal-control-related services and permitted non-audit services (including the terms thereof) to be performed for the Company by its independent auditor, subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Committee prior to the completion of the audit. The Committee may form and delegate to subcommittees consisting of one or more members, when appropriate, the authority to grant preapprovals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant preapprovals shall be presented to the full Committee at its next scheduled meeting.

The Committee may, in its discretion, utilize the services of the Company’s regular corporate legal counsel with respect to legal matters. The Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report and to any advisors employed by the Committee.

The Committee shall make regular reports to the Board. The Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Committee shall annually review the Committee’s own performance.

In performing its functions, the Committee shall undertake those tasks and responsibilities that, in its judgment, would most effectively contribute to and implement the purposes of the Committee. In addition to the general tasks and responsibilities noted above, the following are the specific functions of the Committee, to be performed as the Committee deems necessary or appropriate:

Financial Statement and Disclosure Matters

1. Review and discuss with management and the independent auditor the annual audited financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

2. Review and discuss with management and the independent auditor the Company’s quarterly financial statements including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the results of the independent auditor’s review of the quarterly financial statements, prior to the filing of its Form 10-Q.

3. Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls and any special steps adopted in light of material control deficiencies.

4. Review and discuss reports from the independent auditors on:

(a) All critical accounting policies and practices to be used.

(b) All alternative treatments of financial information within generally accepted accounting principles and practices related to material items that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.

(c) Other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

5. Discuss with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made).

6. Discuss with management and the independent auditor the effect of regulatory and accounting initiatives, as appropriate, as well as off-balance sheet structures on the Company’s financial statements.

7. Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

8. Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

Internal Controls

9. Review and discuss with management, including the Vice President-Audit and with the independent auditor, the Company’s required internal controls report and the independent auditor’s attestation of the report, any special steps adopted in light of material weaknesses in internal controls and the adequacy of disclosures about changes in internal controls over financial reporting prior to the filing of the Company’s Form 10-K.

10. The Committee shall discuss with the independent auditor and with management any management letter provided by the independent auditor and any other significant matters brought to the attention of the Committee by the independent auditor as a result of its annual audit. The Committee should allow management adequate time to consider any such matters raised by the independent auditor.

11. Review disclosures made to the Committee by the Company’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls over financial reporting or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls over financial reporting.

Oversight of the Company’s Relationship with the Independent Auditor

12. Review and evaluate the lead partner of the independent auditor team.

13. Obtain and review a report from the independent auditor at least annually regarding (a) the independent auditor’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditor and the Company. Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, and taking into account the opinions of management and internal auditors. The Committee shall present its conclusions with respect to the independent auditor to the Board.

14. Ensure the rotation of the audit partner as required by law. Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditing firm on a regular basis.

15. Set policies for the Company’s hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company.

16. Discuss with the independent auditor issues on which the national office of the independent auditor was consulted by the Company’s audit team, to the extent such issues were deemed to be material by the independent auditor.

17. Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.

Internal Audit

18. The Committee shall discuss at least annually with the Vice President—Audit the activities and organizational structure of the Company’s internal audit function and the qualifications of the primary personnel performing such function. The Committee shall make recommendations to the Board with regard to the appointment and replacement of the Vice President—Audit.

19. Review the significant issues reported to management by the internal auditing department and management’s responses.

20. The Committee shall, at its discretion, meet with the Vice President—Audit, the independent auditor and management to discuss the internal audit department responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit, and any issues identified by them or any other matters brought to the attention of the Committee.

21. The Vice President—Audit shall be granted unfettered access to the Committee.

Compliance Oversight Responsibilities

22. Obtain from the independent auditor assurance that Section 10A(b) of the Exchange Act has not been implicated.

23. Obtain from the independent auditor reports of any fraud involving senior management and any fraud (whether caused by senior management or other employees) that causes a material misstatement of the financial statements.

24. Obtain reports from management and the Company’s senior internal auditing executive that the Company and its subsidiary/foreign affiliated entities are in conformity with applicable legal requirements and the Company’s Code of Conduct. Review reports and disclosures of insider and affiliated party transactions. Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Conduct.

25. Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

26. Discuss with management and the independent auditor, in the discretion of the Committee, any correspondence with regulators or governmental agencies and any known published reports which raise material issues regarding the Company’s financial statements or accounting policies.

27. Discuss with the Company’s General Counsel legal matters that may have a material impact on the financial statements, the Company’s compliance policies or internal controls over financial reporting.

28. Annually review the results of the Internal Auditor’s examination of officers’ travel and entertainment reports.

Audit Committee Report

29. The Committee shall prepare the report required by the rules of the Commission to be included in the Company’s annual proxy statement.

APPENDIX B

EXCERPT FROM CORPORATE GOVERNANCE GUIDELINES

REGARDING DIRECTOR INDEPENDENCE

Mattel’s Corporate Governance Guidelines include the following provision with regard to director independence:

The Board will have a majority of directors who are independent, as contemplated by the rules of the New York Stock Exchange. The Board believes that as a matter of policy the Board should consist primarily of independent directors, with the one exception of the Chief Executive Officer.

The Company has adopted the following standards for determining if a director is independent:

A director will not be considered independent if:

(i) he or she is an employee, or has an immediate family member that is an executive officer, of the Company, until three years after the end of such employment relationship, provided that employment as an interim Board Chair or Chief Executive Officer shall not disqualify a director from being considered independent following that employment;

(ii) he or she receives, or has an immediate family member that receives, more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), until three years after he or she ceases to receive more than $100,000 per year in such compensation, provided that compensation received by a director for former service as an interim Board Chair or Chief Executive Officer, and compensation received by an immediate family member for service as a non-executive employee of the Company, need not be considered in determining independence under this test;

(iii) he or she is affiliated with or employed by, or has an immediate family member that is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company, until three years after the end of the affiliation or the employment or auditing relationship;

(iv) he or she is employed, or has an immediate family member that is employed, as an executive officer of another company where any of the Company’s present executives serve on that other company’s compensation committee, until three years after the end of such service or the employment relationship; or

(v) he or she is an executive officer or an employee, or has an immediate family member that is an executive officer, of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, until three years after falling below such threshold.

These standards shall be applied in a manner consistent with, and the definition of “immediate family member” shall be as set forth in, Section 303(A)(2)(b) of the rules of the New York Stock Exchange (“Section 303(A)(2)(b)”). A director that, under Section 303A(2)(b), is presumed not to be independent, is not considered independent.

The ownership of stock in the Company by directors is encouraged, and the ownership of a substantial amount of stock is not in itself a basis for a director to be considered as not independent.

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APPENDIX C

GOLDEN PARACHUTE POLICY

Mattel, Inc. (the “Company”) will not enter into a Severance Agreement with a senior executive of the Company that provides for Benefits in an amount exceeding 299% of the sum of such senior executive’s base salary plus annual bonus, unless such Severance Agreement has been submitted to a stockholder vote. Further, unless such Severance Agreement has been submitted to a stockholder vote, the Company will not enter into a Severance Agreement that provides for the payment of Benefits to a senior executive of the Company triggered by (i) a Change in Control of the Company that is approved by stockholders but not completed or (ii) a completed Change in Control of the Company in which the senior executive remains employed in a substantially similar capacity by the successor entity.

As used herein, “Severance Agreement” means an employment, severance or other agreement (together with any modification or amendment of any such agreement) that provides for the payment of Benefits to a senior executive of the Company triggered by (i) the termination of such executive’s employment or (ii) a Change in Control of the Company.

As used herein, “Benefits” means severance amounts payable in cash or stock to a senior executive of the Company (including amounts payable for the uncompleted portion of an employment term), including both lump-sum payments and the estimated present value of any periodic payments of cash or stock, consulting fees or cash perquisites paid following the date of termination of such executive’s employment; provided, that the term “Benefits” does not include (i) retirement benefits earned or accrued under qualified or non-qualified retirement plans, (ii) the value of accelerated vesting of, or payments with respect to, any outstanding equity-based award granted prior to termination of such executive’s employment or the extension of an exercise period with respect to any such award, (iii) payments intended to neutralize the impact of Section 4999 of the Internal Revenue Code on such executive, or (iv) compensation and benefits earned, accrued or otherwise provided with respect to services rendered prior to the date of termination of such executive’s employment.

As used herein, “Change in Control” means (i) the acquisition by any person, entity or group (together with any affiliates thereof) of direct or indirect beneficial ownership of or the right to vote more than 50% of the voting securities of the Company, or (ii) any merger, consolidation or other business combination of the Company with or into any other entity, recapitalization, spin-off, distribution or any other similar transaction, whether in a single transaction or series of related transactions, where the beneficial owners of the voting securities of the Company prior to such transaction, taken together with their affiliates, cease to beneficially own at least 50% of the voting power of the voting securities of the entity surviving or resulting from such transaction (or the ultimate sole parent thereof) (such ownership being based solely on the voting securities beneficially owned by such persons immediately prior to such event).

As used herein, “senior executive” shall have the meaning given to the term “executive officer” in Rule 3b-7 under the Securities Exchange Act of 1934, as amended.

The Board delegates to the Compensation Committee exclusive authority to make determinations regarding the interpretation of the provisions of this policy, in its sole discretion, including, without limitation, the determination of the value of any non-cash items, as well as the present value of any cash or non-cash benefits payable over a period of time. Such determinations shall be conclusive and binding upon all persons.

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Please note: This year’s Annual Meeting will be at a different location than last year’s!

ADMISSION POLICY

MATTEL, INC.

2006 Annual Meeting of Stockholders

Thursday, May 11, 2006

The Westin Los Angeles Airport Hotel, 5400 West Century Boulevard, Los Angeles, California 90045

10:00 A.M., Los Angeles time (registration will begin at 9:00 A.M., Los Angeles time)

STOCKHOLDER NAME(S):
(PLEASE PRINT)

STOCKHOLDER ADDRESS:
(PLEASE PRINT)

IMPORTANT: Please bring this copy of the Admission Policy, with your name and address information filled in, to the Annual Meeting. Also, please note that in order to be admitted to the Annual Meeting, you must bring with you all of the items that are required pursuant to the Admission Policy. The Admission Policy is printed below and on the reverse side of this card. In addition, please note that you may not use cameras, recording equipment or other electronic devices during the Annual Meeting.

ADMISSION POLICY FOR THE 2006 ANNUAL MEETING

Admission to the Annual Meeting is limited to stockholders of Mattel, family members accompanying stockholders of Mattel, persons holding executed proxies from stockholders who held Mattel stock as of the close of business on March 16, 2006, and invited guests of Mattel.

If you are a stockholder of Mattel, you must bring certain documents with you in order to be admitted to the Annual Meeting and in order to bring family members with you. The purpose of this requirement is to help us verify that you are actually a stockholder of Mattel. Please read the following rules carefully because they specify the documents that you must bring with you to the Annual Meeting in order to be admitted. The items that you must bring with you differ depending upon whether or not you were a record holder of Mattel stock as of the close of business on March 16, 2006. A “record holder” of stock is someone whose shares of stock are registered in his or her name in the records of Mattel’s transfer agent. Many stockholders are not record holders because their shares of stock are registered in the name of their broker, bank or other nominee, and the broker, bank or other nominee is the record holder instead; this is sometimes referred to as holding shares in “street name.” If you are unsure as to whether you were a record holder of Mattel common stock as of the close of business on March 16, 2006, please call Mattel’s transfer agent, Computershare Trust Company, N.A., at 1-888-909-9922.

(continued on reverse)

If you were a record holder of Mattel common stock as of the close of business on March 16, 2006, then you must bring:

•	valid personal photo identification (such as a driver’s license or passport).

At the Annual Meeting, we will check your name for verification purposes against our list of record holders as of the close of business on March 16, 2006.

If a broker, bank or other nominee was the record holder of your shares of Mattel common stock as of the close of business on March 16, 2006, then you must bring:

•	valid personal photo identification (such as a driver’s license or passport), and

•	proof that you owned shares of Mattel common stock as of the close of business on March 16, 2006.

Examples of proof of ownership include the following: (1) an original or a copy of the voting information form from your bank or broker with your name on it, (2) a letter from your bank or broker stating that you owned Mattel common stock as of the close of business on March 16, 2006, or (3) a brokerage account statement indicating that you owned Mattel common stock as of the close of business on March 16, 2006.

If you acquired your shares of Mattel common stock at any time after the close of the business on March 16, 2006, you do not have the right to vote at the Annual Meeting, but you may attend it if you bring:

•	valid personal photo identification (such as a driver’s license or passport), and

•	proof that you own shares of Mattel common stock.

Examples of proof of ownership include the following:

•	If a broker, bank or other nominee is the record holder of your shares of Mattel common stock: (1) a letter from your bank or broker stating that you acquired Mattel common stock after March 16, 2006, or (2) a brokerage account statement as of a date after March 16, 2006 indicating that you own Mattel common stock; or

•	If you are the record holder of your shares of Mattel common stock, a copy of your stock certificate or a confirmation acceptable to Mattel that you bought the stock after March 16, 2006.

If you are a proxy holder for a stockholder of Mattel who owned shares of Mattel common stock as of the close of business on March 16, 2006, then you must bring:

•	The executed proxy naming you as the proxy holder, signed by a stockholder of Mattel who owned shares of Mattel common stock as of the close of business on March 16, 2006, and

•	Valid personal photo identification (such as a driver’s license or passport), and

•	If the stockholder whose proxy you hold was not a record holder of Mattel common stock as of the close of business on March 16, 2006, proof of the stockholder’s ownership of shares of Mattel common stock as of the close of business on March 16, 2006, in the form of (1) an original or a copy of the voting information form from the stockholder’s bank or broker with the stockholder’s name on it, or (2) a letter or statement from a bank, broker or other nominee indicating that the stockholder owned Mattel common stock as of the close of business on March 16, 2006.

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☐ Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card		123456 C0123456789		12345

PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.

A Proposal 1 - Election of Directors		B Other Proposals

The Board of Directors recommends a vote FOR all nominees.		The Board of Directors recommends a vote FOR Proposal 2.

			For	Against		Abstain

Nominees: 01 - Eugene P. Beard, 02 - Michael J. Dolan, 03 - Robert A. Eckert, 04 - Tully M. Friedman, 05 - Dominic Ng, 06 - Dr. Andrea L. Rich, 07 - Ronald L. Sargent, 08 - Christopher A. Sinclair, 09 - G. Craig Sullivan, 10 - John L. Vogelstein and 11 - Kathy Brittain White

		2. Ratification of the selection of PricewaterhouseCoopers LLP as Mattel’s independent registered public accounting firm for the year ending December 31, 2006.	☐	☐		☐

☐ To Vote FOR All Nominees ☐ To WITHHOLD Vote From All Nominees		The Board of Directors recommends a vote AGAINST Proposals 3 through 5.

			For	Against		Abstain

☐ For All Except -	To withhold your vote from a specific nominee or nominees, mark the box to the left and also mark the numbered box(es) below corresponding to the number(s) of the nominee(s) listed above from whom you wish to withhold your vote.	3. Stockholder proposal regarding separating the roles of CEO and Board Chair.	☐	☐		☐
01- ☐ 02- ☐ 03- ☐ 04- ☐ 05- ☐ 06- ☐		4. Stockholder proposal regarding certain reports by the Board of Directors.	☐	☐		☐

07- ☐ 08- ☐ 09- ☐ 10- ☐ 11- ☐		5. Stockholder proposal regarding pay-for-superior-performance.	☐	☐		☐

Instruction: Unless otherwise specified below, this proxy authorizes the proxies named on the reverse side of this card to cumulate votes that the undersigned is entitled to cast at the Annual Meeting in connection with the election of directors. To specify different instructions with regard to cumulative voting, mark the box below with an X and write your instructions on the line below.

☐ _____________________________________________________		Please mark this box with an X if you plan to attend the meeting.			☐

IN ADDITION, THE PERSONS NAMED AS PROXIES HEREIN SHALL HAVE AUTHORITY TO VOTE IN THEIR DISCRETION ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF, INCLUDING AMONG OTHER THINGS, CONSIDERATION OF A MOTION TO ADJOURN OR POSTPONE THE MEETING TO ANOTHER TIME OR PLACE FOR THE PURPOSES OF SOLICITING ADDITIONAL PROXIES FOR OR AGAINST A GIVEN PROPOSAL.

C Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)
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Proxy - Mattel, Inc.

NOTICE OF THE 2006 ANNUAL MEETING OF STOCKHOLDERS

The 2006 Annual Meeting of Stockholders of Mattel, Inc. will be held on Thursday, May 11, 2006, at 10:00 A.M. (Los Angeles time), at The Westin Los Angeles Airport Hotel, 5400 West Century Boulevard, Los Angeles, California 90045. The following items of business are to be considered and acted on at the Annual Meeting:

1.	Election of eleven directors.

2.	Ratification of the selection of PricewaterhouseCoopers LLP as Mattel’s independent registered public accounting firm for the year ending December 31, 2006.

3.	A stockholder proposal regarding separating the roles of CEO and Board Chair.

4.	A stockholder proposal regarding certain reports by the Board of Directors.

5.	A stockholder proposal regarding pay-for-superior-performance.

6.	Such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Each of the above items of business is described in more detail in the Proxy Statement accompanying this Notice. The Board of Directors recommends a vote FOR each of the eleven nominees for director named in the accompanying Proxy Statement, a vote FOR the proposal described above in item 2 and a vote AGAINST the proposals described above in items 3 through 5.

If you were a holder of record of Mattel common stock at the close of business on March 16, 2006, you are entitled to notice of and to vote at the Annual Meeting. A list of record holders of Mattel common stock entitled to vote at the Annual Meeting will be available for examination at Mattel’s offices at 333 Continental Boulevard, El Segundo, CA 90245-5012, for any purpose germane to the Annual Meeting, by any stockholder during normal business hours for ten days prior to the Annual Meeting.

The Westin Los Angeles Airport Hotel is accessible to those who require special assistance. If you require special assistance, please call the hotel at (310) 216-5858.

By Order of the Board of Directors

Robert Normile, Secretary El Segundo, California, April 13, 2006

This Proxy is solicited on behalf of the Board of Directors.

The undersigned hereby appoints Robert A. Eckert, Robert Normile and John L. Vogelstein, and each of them, as proxies with full power of substitution, to vote as designated on the reverse side, and in their discretion, on matters properly brought before the Annual Meeting of Stockholders to be held on May 11, 2006 and on matters incident to the conduct of the Annual Meeting, all of the shares of common stock of Mattel, Inc. which the undersigned has the power to vote at the Annual Meeting or any adjournment or postponement thereof, with all powers the undersigned would possess if personally present. If specific instructions are indicated, this Proxy will be voted in accordance therewith.

If any of the nominees for director listed on the reverse of this card should be unavailable, the persons named as proxies herein may vote for substitute nominees at their discretion. If no direction to the contrary is indicated, this Proxy will be voted as follows:

FOR the election of all nominees for director listed on the reverse;

FOR the ratification of the selection of PricewaterhouseCoopers LLP as Mattel’s independent registered public accounting firm for the year ending December 31, 2006;

AGAINST the stockholder proposal regarding separating the roles of CEO and Board Chair;

AGAINST the stockholder proposal regarding certain reports by the Board of Directors; and

AGAINST the stockholder proposal regarding pay-for-superior-performance.

Unless a contrary direction is indicated, this Proxy will grant the persons named as proxies herein discretionary authority to cumulate votes in connection with the election of directors.

Telephone and Internet Voting Instructions

You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

• Call toll free 1-800-652-VOTE (8683) in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.	• Go to the following web site: WWW.COMPUTERSHARE.COM/EXPRESSVOTE

• Follow the simple instructions provided by the recorded message.	• Enter the information requested on your computer screen and follow the simple instructions.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

Proxies submitted by telephone or the Internet must be received by 1:00 a.m., Central Time, on May 11, 2006.

THANK YOU FOR VOTING